Xcorporeal, Inc.
Business Plan
2006
CONFIDENTIAL AND PROPRIETARY INFORMATION
NOT FOR DISTRIBUTION TO UNAUTHORIZED PARTIES

Disclaimer and Confidentiality Notice
This document (the “Business Plan”) does not purport to be all-inclusive or contain all the information that a prospective investor may need or desire with respect to an investment in Xcorporeal, Inc. (sometimes referenced together with its licensor, the “Company” or “Xcorporeal”). Prospective investors and their advisors are invited to ask questions of and to receive answers from the Company concerning any relevant matters (including additional information necessary to verify the accuracy of the information in the Business Plan), and to obtain any additional information to the extent the Company possesses such information or can obtain it without unreasonable effort or expense. By acceptance of the Business Plan, prospective investors recognize and accept the need to conduct their own thorough investigation and due diligence examination before considering an investment in the Company. Prospective investors, or any other person who receives the Business Plan, also agree that they will hold the contents of the Business Plan and all the exhibits thereto and related documents in the strictest confidence and that they will not copy this Business Plan or such exhibits or related documents in whole or in part or utilize the contents herein in any manner detrimental to the interest of the Company.
Some of the statements in the Business Plan, or incorporated into this Business Plan, constitute forward-looking statements. These statements involve known and unknown risks and relate to future events or future financial performance relating to the Company. In some cases, forward- looking statements can be identified by terminology such as “may”, “will”, “should”, “plans”, “anticipates”, “expects”, “believes”, “estimates”, “predicts”, “potential”, or “continue” or the negative of such terms or other comparable terminology.
Forward-looking statements are only predictions. Actual events or results may differ materially. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, events, levels of activity, performance or achievements. The Company does not assume the responsibility for the accuracy and completeness of forward-looking statements after the date of this Business Plan or conform them to actual results. Factors that may cause actual results to differ materially from those contemplated, projected, forecasted, estimated or budgeted, in such forward-looking statements include, among other things, the following possibilities: (i) the ability to provide the Company’s products and services; (ii) the ability of the Company to recruit and retain management personnel and other employees with sufficient expertise; (iii) the ability of the Company to obtain necessary financial and capital resources in a timely manner; (iv) heightened competition, the entry of new competitors and the formation of new products by existing competitors; (v) adverse state and federal legislation and regulation; (vi) failure to obtain new customers and retain existing ones; (vii) inability to carry out marketing and/or expansion plans; (viii) loss of key executives; (ix) general economic and business conditions which are less favorable than expected ; (x) unanticipated changes in industry trends; (xi) inability of the Company to develop the expected competitive technological and marketing advantages.
Unless otherwise indicated, all amounts are denominated in US Dollars.

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TABLE OF CONTENTS

EXECUTIVE SUMMARY	1

1. COMPANY DESCRIPTION	17

2. INDUSTRY	17

2.1 Fluid Overload in Congestive Heart Failure	17
2.1.1 Hospital Congestive Heart Failure Device	19
2.1.2 Chronic CHF	21
2.2 The Renal Care Industry	22
2.2.1 Renal Intensive Care	23
2.2.2 Chronic Renal Care	25

3. PRODUCT OVERVIEW	30

3.1 Product Description – Platform Technology	30
3.1.1 Wearable Device Design	30
3.1.2 Hospital Device Design	31
3.2 Product Description – Congestive Heart Failure Application	31
3.2.1 Xcorporeal’s Hospital Congestive Heart Failure Product	32
3.2.2 Xcorporeal’s Wearable Congestive Heart Failure Product	32
3.2.3 Product Alternatives	34
3.3 Product Description – Renal Replacement Therapy	35
3.3.1 Product Description – Renal Hospital Device	36
3.3.2 Product Description – Wearable Artificial Kidney	37

4. MARKET OPPORTUNITY SUMMARY	46

5. REGULATORY PATHWAY	46

5.1 European Market Approval	46
5.2 United States Market Approval	47
5.3 Platform Technology Status	48
5.4 US Market Milestones	51
5.5 European Market Milestones	52
5.6 Intellectual Property	52
5.7 Research & Development	53

6. COMPETITION	54

6.1 Dialysis Equipment & Supplies Providers	54
6.2 CHF Hemofiltration Equipment Providers:	57
6.3 Dialysis Clinics	57

7. EXECUTIVE TEAM AND TECHNICAL ADVISORS	59

7.1 Executive Team	59
7.2 Technical Advisors	60

8. LICENSING AGREEMENT & CAPITALIZATION	61

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9. RISKS	61

10. APPENDIX A: ARTICLE – “THE HIGH COST OF KIDNEY FAILURE”	1

11. APPENDIX B: ARTICLE – “DIALYSIS POPULATION DYNAMICS”	1

12. APPENDIX C: PATENTS	1

13. APPENDIX E: ABSTRACT – AMERICAN HEART ASSOCIATION	2

14. APPENDIX F: ABSTRACT – AMERICAN SOCIETY OF NEPHROLOGY	3

15. APPENDIX G: ABSTRACT – AMERICAN SOCIETY OF NEPHROLOGY	4

16. APPENDIX H: ABSTRACT – AMERICAN SOCIETY OF NEPHROLOGY	5

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EXECUTIVE SUMMARY
Business Overview
Xcorporeal, Inc. (the “Company”) has built an extra-corporeal platform technology that can potentially perform functions of various human organs. This low-cost technology with proven superior performance over conventional treatments, has been adapted to solve health issues related to kidney failure and congestive heart failure in both a hospital setting and in a wearable, battery-operated form. The resulting four products, in the order in which the Company plans to market them are:
1.	Hospital congestive heart failure device

2.	Hospital renal replacement device

3.	Wearable congestive heart failure device

4.	Wearable artificial kidney
Management believes that both of the hospital adaptations of the platform technology could qualify for CE Marking in Europe, the European equivalent of the US FDA approval, within one year and a half. Since the time frame and related costs to enter the European market are substantially less than the US, Xcorporeal will be able to enter this market first and thus be able to generate cash flow and create credibility before entering the US market.
In the US market, the Company believes that the CHF hospital device will qualify for the fastest approval from the FDA due to its similarity to another device currently on the market. Therefore, the company plans to lead with this device in the US which can be available to market in just under two years. The hospital renal failure device would be available in just under three years since it will most likely require more trials. The wearable versions will need more time to design and due to their breakthrough nature, they will also require a lengthier FDA approval timeline. The Company estimates that the wearable devices will be available to market in thirty-nine months or just over three years.
At its most basic level, once the platform technology is connected to a patient’s blood supply via a catheter, it can filter the blood. In the renal replacement applications, the device removes unwanted chemicals, toxins and excess fluids from the blood, thus replacing many of the essential functions of the damaged kidney. In the congestive heart failure applications, the same platform technology will be adapted to remove excess fluids and salts from patients suffering from fluid overload, a complication arising from heart failure. At the same time all devices can be used to infuse the blood stream with drugs, hormones or nutritional components as the clinical circumstances may require. Unlike other blood treatment devices currently on the market, the Xcorporeal technology incorporates a unique filtration method that is not only more efficient and effective than currently available devices in treating both fluid overload and kidney failure, but can also be adapted into a lightweight, wearable design that can provide patients with constant (as opposed to intermittent) treatment and allow them to achieve a quality of life closer to that of a healthy individual.
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While excess fluid and salt removal in CHF patients is a simpler process than replacing kidney function, using a mechanical device to do so is a recent development that poses significant advantages. Currently, diuretic drugs are the mainstay in treating fluid overload, however, they are ineffective in treating the more severe cases of heart failure which result in costly hospital admissions. Additionally, there is increasing evidence that using diuretics as a long term solution causes damage to the kidneys. Mechanical filtration methods effectively remove fluids in congestive heart failure patients without the risk of kidney damage. However, until Xcorporeal’s device becomes available, they are cost prohibitive and therefore only used in 2% of cases.
While mechanical filtration is an emerging technology in treating fluid overload in CHF, the renal indications of the platform technology use the current standard for treating kidney failure: hemodialysis. A common measure of effective kidney function is the amount of creatinine (a waste product produced from protein in the diet) that can be found in a patient’s blood and urine. The effectiveness of a dialysis device is commonly measured in terms of how much creatinine the device is able to remove from the patient’s blood.
Xcorporeal’s wearable artificial kidney offers approximately 4x superior results over that of conventional dialysis methods.
In initial animal studies conducted at Cedar Sinai Medical Center in Los Angeles, Xcorporeal demonstrated the feasibility of the dialysis version of its device by testing it on twelve (12) pigs. After a few minor modifications, the device was tested again in a second round of studies using five (5) pigs. The results of the studies demonstrated that the Xcorporeal device outperformed the typical dialysis treatment (3x per week) by three to four times and was even twice as good as daily dialysis which would achieve the best results by today’s standards, but is cost prohibitive.
Avg Creatinine Clearance Levels of Dialysis Treatments

Treatment Method	Creatinine Clearance
Conventional Dialysis (3x week)	10-12 ml/min
Daily Dialysis	20 ml/min
Xcorporeal Device	40 ml/min
Furthermore, Xcorporeal has recently studied another measure of efficacy in treating renal failure: the beta 2 microglobulins (B2M) clearance. Sufficient removal of B2Ms has been unattainable in commonly used dialysis due to short treatment periods (9 to 12 hours per week on average). The level of beta 2’s in dialysis, therefore, is usually abnormally high and considered an index of toxicity. The studies demonstrated that the Xcorporeal renal applications of the platform technology can achieve what the most common treatment standard cannot: it is capable of removing significant amounts of B2Ms from blood and dialysate. The current dialysis treatment standard if used daily would be able to achieve similar B2M clearance, however, the two companies that have dialysis machines for use in the patients’ home (NxStage and Aksys) have limited potential for growth due to blood access and price challenges.
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Xcorporeal also just completed its first human studies in Vicenza, Italy in May 2006. The device tested was a wearable version of the congestive heart failure application which achieved safety (no adverse events) and efficacy (achieved better results than existing devices) goals. The Company is in the process of filing an investigational device exemption with the FDA which would allow it to perform phase two of its human studies in the US. Xcorporeal also plans to apply for FDA approval to conduct phase two of the human studies for the hemodialysis device after the completion of its planned London, hemodialysis human studies in October 2006.
In addition to providing considerable clinical benefits, the Xcorporeal platform technology also offers health care providers with a compelling value proposition: the devices will sell for a fraction of the price of existing blood purification and fluid removal devices but more importantly, the wearable devices will allow hospitals and clinics to radically alter their cost structure by significantly reducing fixed costs associated with staffing and real estate. Additionally, the renal replacement therapy applications will offer payors a substantial savings on the pharmaceutically prepared fluids required for use in dialysis. Typical dialysis equipment has a daily requirement of 72 liters versus the Xcorporeal technology’s 0.375 liters.
The Company currently has two relevant US patents published as follows: (#20050101901 “Wearable continuous renal replacement therapy device”, #20040254514 “Wearable ultrafiltration device”) from the US Patent & Trademark Office. The Company also has a patent pending specifically for the pump, the most critical part of all four devices: “Dual-Ventricle Pump Cartridge” and another proposed patent for the: “Method For Installing and Servicing a Wearable Continuous Renal Replacement Therapy Device” which is aimed to prevent entry into the wearable device market. The Company plans to continually file intellectual property.
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Xcorporeal Market Opportunity
Xcorporeal’s global market opportunity is $103.1 billion and in the US alone, it is $23.1 billion
While the Company plans to focus on the US market, Xcorporeal may enter the European market first where obtaining approval to market the product will require less time and resources. To expedite time to market in Europe and potentially Asia as well, the Company may pursue joint venture opportunities with established distribution channels. The combined market opportunity for all four products in all three regions is $103.1 billion. In the US, the combined market opportunity is $23.1 billion.

US Wearable Device Market Opportunity In Millions	US Hospital Market Opportunity In Millions

The following table summarizes the annual market opportunity for each device in each region. Market opportunity calculations use projected 2006 prevalence and incidence figures based on the most recent quoted figures available and their respective growth rates.

$ in millions	US	Europe	Asia	Total
CHF Hospital Device
Disposables	$7,740	$8,370	$16,110	$32,220
Device	155	155	310	620

Total	7,895	8,525	16,420	32,840
CHF Wearable Device
Disposables	6,813	12,069	18,883	37,765
Device	2,800	4,960	7,760	15,520

Total	9,613	17,029	26,643	53,285
Renal Hospital Device
Disposables	880	592	1,472	2,944
Device	155	155	310	620

Total	1,035	747	1,782	3,564
Wearable Artificial Kidney
Disposables	4,323	3,249	5,051	12,622
Device	285	214	333	832

Total	4,608	3,463	5,384	13,454

Total All Devices	$23,151	$29,764	$50,228	$103,143
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Congestive Heart Failure
Congestive Heart Failure (CHF) is the number one cause of fluid overload, a condition whereby excess water and salt accumulate in a patient’s body and causes shortness of breath, decreased function of vital organs and swelling of the extremities. As of 2001 there were 5 million people in the United States suffering from CHF and this number is expected to triple by the year 2020 due to an aging population and increased prevalence of CHF in people over the age of 651. Furthermore, in 2001 there were 3.1 million people treated in the hospital for fluid overload and this number is expected to grow 8% per year. The total economic burden of CHF was estimated to be $29.6 billion in 2005 in the US alone.
Hospital CHF: For those patients with fluid overload in critical care, the Xcorporeal hospital adapted device would help lower costs for Medicare and hospitals since the device is a fraction of the price of existing hemofiltration devices and requires less supervision by technicians and doctors.
The estimated 2006 market opportunity for the US is $7.9 billion (projected 2006 disposable market = 4.3 million incidences x 6 days x $300 per day Plus the device = 62,000 ICU beds in US x 0.25 units per bed x $10,000 per device), $8.5 billion for Europe (projected 2006 disposable market= 1.86 million incidences x 15 days x $300 per day Plus the device = 62,000 ICU beds in Europe x 0.25 units per bed x $10,000 per device) and $16.4 billion for Asia (the Company estimates that the Asia market equals the US and European markets combined). The 2006 total estimated combined market opportunity for the hospital CHF device is $32.8 billion. The disposable market is expected to grow at 8% per year while the devices typically need to be replaced every five years.
Wearable CHF: The Xcorporeal wearable device for treating fluid overload in CHF patients would help prevent these costly hospital admissions by offering patients continuous filtration in a wearable and convenient form versus less effective diuretic drugs. Additionally, there is increasing evidence that diuretics, the standard protocol in treating fluid overload, causes damage to kidneys. The Xcorporeal device is applicable only for the later stages of CHF, or an estimated one-third of all CHF patients.
The estimated 2006 market opportunity for the US is $9.6 billion (projected 2006 disposables= 7 million CHF patients x 1/3 CHF patients are in later stages x $2,920 per year Plus the device = $1200 per year lease x 7 million CHF patients x 1/3 CHF patients are in later stages), $17.0 billion for Europe (projected 2006 disposables= 12.4 million CHF patients x 1/3 CHF patients are in later stages x $2,920 per year Plus the device = $1200 per year lease x 12.4 million CHF patients x 1/3 CHF

[1]	American Heart Association, Heart Disease and Stroke Statistics 2004 Update
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patients are in later stages), and $26.6 billion for Asia (the Company estimates that the Asia market equals the US and European markets combined). The total combined estimated 2006 market opportunity for the wearable CHF device is $53.3 billion and this market is expected to grow at 8% per year.
Hospital Renal Replacement Therapy
Renal replacement therapy administered in the hospital setting is given to patients suffering from acute renal failure. Acute renal failure (ARF) is defined as a rapid decline in the ability of the kidneys to clear the blood of toxic substances. In 2005 there were 200,0002 incidences of acute renal failure in the US and an additional 124,000 in Europe in 20043. Due to an aging population and the increasing acuity of illness of hospitalized patients, both the total number of ARF patients and their proportional share of hospital admissions overall are expected to grow at a rate of 10% per year.
The customers for renal intensive care products are the patients and physicians in the intensive care units in a hospital. The majority of ARF patients require at least short-term renal replacement therapy. Continuous renal replacement therapy (CRRT) was developed especially for this market since it most closely replicates the functions of the kidney without the large swings in fluid replacement that intermittent hemodialysis causes. This treatment is still an emerging therapy, however, and the market is not fully penetrated. The Xcorporeal platform technology is a natural fit for the hospital market of renal replacement therapy since it designed for continuous dialysis. Currently, intermittent dialysis, used to treat ESRD, is the predominant treatment for acute renal failure despite the fact that growing research demonstrates the benefits of continuous dialysis over intermittent dialysis in critically ill patients.
The projected 2006 market opportunity for the US is $1.0 billion (projected 2006 disposable market = 220,000 incidences x 8 days x $500 per day Plus the device = 62,000 ICU beds in US x 0.25 units per bed x $10,000 per device), $747 million for Europe (annual disposable market = 148,000 incidences x 8 days x $500 per day Plus the device = 62,000 ICU beds in US x 0.25 units per bed x $10,000 per device) and $1.8 billion for Asia (the Company estimates that the Asia market equals the US and European markets combined). The total combined estimated 2006 market opportunity for the hospital renal care device is $3.6 billion. The disposable market is expected to grow at 10% per year while the devices typically need to be replaced every five years.
In addition to the aforementioned markets, the Company is open to targeting the pediatric market segment with its renal intensive care device. Since children are especially less tolerant of large fluid swings since they are much smaller, they are typically treated with peritoneal dialysis (a treatment that uses the intestine’s peritoneal membrane to filter wastes). However, since the Xcorporeal device dialyzes smaller volumes of blood continuously, this treatment would be a

[2]	www.nxstage.com

[3]	Frost and Sullivan, Growing Incidence of Acute Renal Failure Fuels Growth in the European Renal Therapy Market, October 2005
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perfect fit for the pediatric patient. While there is a much smaller number of pediatric acute renal failure incidences (it is estimated that there are 2,000 incidences of pediatric ARF per year in the US) than adult incidences, the market is has higher profit margins.
Chronic Renal Care
As of 2005 there were 453,0004 patients suffering from end stage renal disease (ESRD) in the United States and it estimated that this population will grow to more than two million individuals over the next 25 years. In the US, kidney disease has become the ninth leading cause of death and one of the most expensive chronic diseases to treat, with treatment costs approaching $30 billion annually.
Initial meetings with Medicare and the Federal Drug Administration indicated considerable interest in the wearable artificial kidney
Worldwide, there are approximately 1.2 million people suffering from chronic kidney failure at an annual cost of $50 billion.
Individuals are classified as ESRD patients once their kidneys have lost approximately 85 to 90 percent of their ability to function. Healthy kidneys clean the blood by filtering out excess water and waste. They also produce hormones that keep bones strong and blood healthy. When both of a person’s kidneys fail, the body retains fluid and harmful waste, blood pressure rises and red blood cell production falls off dramatically. When this sequence of events occurs, treatment is needed in order to replicate the work of the failing kidneys and keep a patient alive.
In order to solve this problem, Xcorporeal has developed a wearable artificial kidney that will allow patients to undergo dialysis 24 hours a day / 7 days a week using a light weight, inexpensive and battery operated design. The device is fully automated and is also waterproof.
Continuous and unobtrusive dialysis will provide patients with tremendous health benefits while not impinging on their lifestyle or restricting their diet. Most importantly, Xcorporeal’s device is expected to notably lower patient morbidity and mortality. This, in turn, will dramatically lower US Medicare expenditures related to the hospitalization and treatment of ESRD related health complications. For dialysis clinic operators, the easy-to-use, low-cost design will increase per patient profits more than 25% and allow increased patient capacity.
The projected 2006 market opportunity for the US is $4.6 billion (projected 2006 disposables= 476,000 patients x $9,100 per year Plus the device = $600 per year lease x 476,000 patients), $3.5 billion for Europe (projected 2006 disposables= 357,000 patients x $9,100 per year Plus the device = $600 per year lease x 357,000 patients) and $5.4 billion for Asia (projected 2006 disposables= 555,000 patients x $9,100 per year Plus the device = $600 per year lease x 555,000 patients). The total combined annual market opportunities for the wearable artificial kidney is $13.5 billion and this market is expected to grow at 5% per year in the US and Europe which are mature markets and 25% in Asia.

[4]	2005 USRDS Annual Data Report
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In addition to the aforementioned markets, the Company is open to targeting the pediatric market segment with its wearable artificial kidney. Since children are less tolerant of large fluid swings since they are much smaller, a larger percent of them are treated with peritoneal dialysis or transplant. However, since the wearable artificial kidney dialyzes smaller volumes of blood continuously, this treatment would be ideal for the pediatric patient. While there are only an estimated 4,000 pediatric patients in the US with ESRD, the profit margins in this segment are superior to the adult market.
Scientific Basis
The conceptual design for the platform technology and its adaptations were developed by Dr. Victor Gura, the Company’s Co-Founder, Chief Scientific Officer and Chief Medical Officer, in September, 2001. Dr. Gura and his core engineering team solved three key challenges that have historically impeded the viability of a low cost device that can provide continuous dialysis/flitration:
•	The creation of an efficient blood and dialysate circulation circuit that minimizes power consumption and that can be powered by battery.

•	The development of a lightweight dialysate regeneration system that minimizes the amount of dialysate required to efficiently cleanse the blood and eliminate the need for tens of gallons of water a day to treat a patient;

•	The integration of several components into an ergonomic design that enables patients to continuously wear the device comfortably and unobtrusively.
Both rounds of animal studies were conducted at Cedars-Sinai Medical Center under Dr. Gura’s leadership. Assisting Dr. Gura with the testing and prototype development were Hans Polaschegg, Ph.D., current Chairman of the Standards Committee for dialysis products in the European Community, Edmond Rambod, Ph.D., a biomedical engineer, Masoud Beizai, Ph.D., a chemical engineer and Carlos Ezon, M.D. a research physician.
The May 2006 human studies in Italy were conducted in collaboration with Dr. Claudio Ronco. Dr. Ronco is the Director of the Dialysis and Renal Transplantation Programs of St. Bartolo Hospital in Vicenza, Italy. He has published seventeen books on Nephrology and Dialysis, and has written or co-authored over 350 scientific articles. Dr. Ronco also serves on the editorial board of twelve scientific journals, is a director of three international scientific societies, and is recognized as being instrumental in the introduction of continuous hemofiltration and high flux dialysis in Europe.
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Reimbursement
Hospital CHF Device
Hospitals would purchase the Xcorporeal device and receive reimbursement from Medicare and insurance companies for the costs of treating patients. Upon approval from the FDA, the Company believes that reimbursement for its CHF adapted device will be covered by Medicare, hospitals and private insurers. The Company believes its hospital CHF device will be assigned an ICD-9 code of 99.78 — aquapheresis, which falls under the classification of therapeutic apheresis. Medicare currently reimburses half of the cost of hospital admissions, due to CHF overload, which is $10,000 on average or $3.6 billion annually, with the hospitals paying the balance. The Xcorporeal treatment would significantly reduce this cost to Medicare and hospitals.
Chronic CHF Device
Since home use of hemofiltration is still a new concept but has proven the reduced need for hospital admissions, the Medicare reimbursement amounts and codes for home use are still in flux. However, a recent and similar product by CHF Solutions is expecting new Medicare codes issued later this year that will allow for an outpatient use. Until the new codes are established, it will not be known what the home-based hemofiltration reimbursement amount is. Additionally, since the Xcorporeal device is a wearable device that will filter the blood continuously, it may require its own codes and negotiated reimbursement amount.
Hospital Renal Care
Hospitals generally purchase CRRT devices and receive reimbursement from Medicare and insurance companies for the costs of treating patients. The Medicare reimbursement amount is $6,000 per inpatient stay while commercial payers reimburse upwards of $10,000. This amount includes use of the device, disposables and ICU staff. Since Xcorporeal’s device and disposables are a fraction of the cost of the current devices, reimbursement by Medicare, insurers and hospitals should be automatic once the device is FDA approved.
Chronic Renal Care
End-stage renal disease is the only disease that the federal government finances on a virtually universal basis. Medicare pays for 80% of direct and indirect dialysis expenses. ESRD patients, who represent less than 0.2% of the US population, consume 7% or $20 billion of the $250 billion Medicare budget. Private pay and insurance companies cover the remainder of the costs.
The Company believes that reimbursement for dialysis services using Xcorporeal’s device will be covered by existing billing codes. Medicare does not currently distinguish between various forms of dialysis (hemodialysis, peritoneal dialysis, home dialysis) for reimbursement and all forms of dialysis are covered under a single code: 586.6.
Medicare’s fixed reimbursement for dialysis places substantial pressure on the profit margins of clinics. The fixed reimbursement policy has also stifled
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innovation among dialysis equipment providers, who often forgo advanced research and development projects for incremental improvements to existing dialysis solutions.
If patients purchase home dialysis and supplies directly from the supplier, the ceiling for Medicare reimbursement per month is $1,500. Since the Xcorporeal device and supplies would run approximately $800 per month ($50 to lease and $750 for a month’s disposables) the Company believes reimbursement for its targeted price is very likely. Additionally, in preliminary discussions with Medicare authorities, Xcorporeal received oral confirmation that its device would be covered under existing billing codes.
Milestones
US Market:
The following milestones aimed at the US market are planned for each device:

	Start														Jul	Jul
Task	Date	Finish	Duration	9/06	10/06	11/06	12/06	1/07	2/07	3/07	4/07	5/07	6/07	7/07	2008	2009

Acute CHF:
Product Development	9/06	6/07	9 months
Clinical trials	6/07	9/07	3 months
FDA clearance	9/07	6/08	9 months
Acute Renal:
Product Development	9/06	11/07	15 months
Clinical trials	11/07	2/08	3 months
FDA clearance	2/08	5/09	15 months
Wearable CHF:
Product Development	9/06	2/08	18 months
Clinical trials	2/08	8/08	6 months
FDA clearance	8/08	11/09	15 months
Wearable Artificial Kidney:
Product Development	9/06	2/08	18 months
Clinical trials	2/08	8/08	6 months
FDA clearance	8/08	11/09	15 months
European Market:
The following milestones aimed at the European market are planned for each device:

	Start														Jul	Jul
Task	Date	Finish	Duration	9/06	10/06	11/06	12/06	1/07	2/07	3/07	4/07	5/07	6/07	7/07	2008	2009

Acute CHF:
Product Development	9/06	6/07	9 months
Clinical trials	6/07	9/07	3 months
FDA clearance	9/07	12/07	3 months
Acute Renal:
Product Development	9/06	11/07	15 months
Clinical trials	11/07	2/08	3 months
FDA clearance	2/08	5/08	3 months
Wearable CHF:
Product Development	9/06	2/08	18 months
Clinical trials	2/08	8/08	6 months
FDA clearance	8/08	2/09	6 months
Wearable Artificial Kidney:
Product Development	9/06	2/08	18 months
Clinical trials	2/08	8/08	6 months
FDA clearance	8/08	2/09	6 months
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Executive Team
Xcorporeal’s executive team comprises experienced individuals with proven track records. Below are biographies of the key team members:
Terren S. Peizer
Chairman of the Board of Directors (Executive)
Mr. Peizer was the Founder, Chairman, and CEO of Hythiam, Inc. Hythiam is a healthcare services company that licenses it’s intellectual property and provides proprietary administrative services to treatment providers in the substance dependence industry. Peizer founded and served as Chairman and CEO of Clearant, Inc., a biotechnology company that is a leader in pathogen inactivation solutions. Peizer has served as President and Vice Chairman of Hollis-Eden Pharmaceuticals and Chairman of the Board of Cray, Inc. — the supercomputing industry leader. He remains the largest beneficial shareholder of Cray, Inc. He also has been among the largest beneficial shareholders and senior executives at several other technology and biotechnology companies. He held senior executive positions with the investment banking firms Goldman Sachs, First Boston, and Drexel Burnham Lambert.
Dan Goldberger
President and Chief Operating Officer
Dan Goldberger has held senior management positions with large and small medical device companies for more than twenty five years. At Nellcor, Mr. Goldberger was the co-inventor of the Company’s flagship product and went on to manage the most profitable business segment. Nellcor was subsequently acquired by Mallinkrodt in a nine figure transaction. He was co-founder and President of Square One Technology, a respiratory gas analyzer business subsequently sold to a division of J&J. Ohmeda recruited Mr. Goldberger to manage a new business unit in Colorado in 1990 where he grew annual revenues from zero to $50M. In 1995, he was the co-founder and subsequently President of OptiScan, a VC financed diagnostics business. From 1999 — 2004; Mr. Goldberger was President of the $250 million Medical Group of OSI Systems Inc. (NASDAQ: OSIS) which included Spacelabs, Dolphin, Osteometer and other product lines. He has been the CEO of Glucon Inc., a privately held glucose monitoring business; since 2004. Mr. Goldberger holds engineering degrees from MIT and Stanford. He is a co-inventor on 55 U.S. patents
Dr. Victor Gura
Chief Scientific Officer and Chief Medical Officer
Dr. Victor Gura is an internationally respected nephrologist with over 39 years of clinical and research experience. Dr. Gura has been an attending physician at Cedars-Sinai Medical Center since 1984, and the medical director of Los Angeles Community Dialysis since 1985. Dr. Gura also serves as an Associate Clinical Professor at the UCLA School of Medicine.
The Company intends to augment its current technical consultants with a highly motivated and skilled scientific and engineering team. Xcorporeal has contracted with two engineers: Hans-Dietrich Polaschegg PhD. and Edmond Rambod PhD. for assistance in product development. From 1979 to 1994, Dr. Polaschegg led
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the product development efforts for Fresenius AG, one of the leaders in providing dialysis equipment to the renal care industry. Currently, Dr. Polaschegg is the Chairman of the Standards Committee for dialysis products in the European Community. Dr. Rambod possesses extensive experience in researching and developing medical devices; Dr. Masoud Beizai is a chemical engineer with expertise in powders and sorbents, and Dr. Carlos Ezon is a junior research physician.
Additional team members will be recruited to bolster regulatory, finance, manufacturing, marketing and government affairs.
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1. COMPANY DESCRIPTION
Xcorporeal, Inc. is a developmental stage company currently in the testing phase of its platform technology and the four devices arising from it. During initial human and animal tests, the wearable artificial kidney sucessfully provided continuous dialysis/filtration and achieved excellent safety (no adverse affects) and efficacy (results performed equal or better than the devices already on the market). At this time, the Company has filed four U.S. patents and six foreign patents in support of this effort and the Company expects to file intellectual property continually.
2. INDUSTRY
Xcorporeal’s platform technology will be applied in four different markets. Two of the applications will be used to treat congestive heart failure where both variations of the product will be used to remove fluids from patients suffering from fluid overload due to congestive heart failure. One variation will be used to treat patients in a hospital setting while the other will be used in an outpatient setting as a wearable device. Another variation of the technology will be used to treat patients with acute renal failure, where the kidney suddenly stops working, and be used specifically to replace kidney functions while the patient is in a hospital setting. The final application of the technology will be used to treat end stage renal disease (ESRD) patients in the form of a wearable artificial kidney.
2.1 Fluid Overload in Congestive Heart Failure
Congestive Heart Failure (CHF) is the number one cause of fluid overload, a condition whereby excess water and salt accumulate in a patient’s body and causes shortness of breath, decreased function of vital organs and swelling of the extremities. Fluid overload in CHF is a major cause of multiple hospitalizations, disability and death. The efficient removal of excess salt and water from the body is paramount in improving these patient’s conditions thereby preventing costly hospital admissions and reducing length of stay for those that are unavoidable.
The risk of heart failure increases substantially with age and since the number of people older than 65 years is expected to double in the next 30 years, the market for CHF is going to experience dramatic growth. Since Medicare spends more money on heart failure than any other diagnosis, with hospital costs comprising the majority of the $25.8 billion total economic burden associated with CHF, there is an enormous incentive for more effective treatments to help prevent and reduce time in hospital stays.
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CHF fluid overload can be classified into the following four stages:
•	Class I: no obvious symptoms. No limitation of physical activity (35%).

•	Class II: some symptoms during or after normal activity. Mild physical activity limitations( 35%).

•	Class III: Symptoms with less than ordinary activity. Moderate to significant limitation of physical activity (20%).

•	Class IV: Significant symptoms at rest. Severe to total limitation of physical activity (10%)
While stages I-II can be adequately treated with inexpensive diuretic drugs, diuretics are not as effective in treating stages III-IV. Furthermore, there is increasing evidence that they impair kidney function when used over time. While diuretics currently comprise 80% of the market for treatment of fluid overload in CHF, there is an emerging therapy that more safely remove fluids and excess salts in a cost effective manner. This therapy uses a mechanical filtration device such as the one Xcorporeal is developing and is appropriate for use in stages III and IV of CHF or roughly one third of all CHF patients. The majority of patients in the first two stages typically progress to the later stages.
Mechanical filtration currently comprises just 2% of the market since this therapy has only been on the market since July 2002. A competitor, CHF Solutions, has pioneered the market for continuous mechanical filtration with a large, expensive system that requires substantial hospital infrastructure (clean water, electricity). Xcorporeal’s product will be smaller, easier to use, and consume almost no utilities (clean water, electricity) compared to the competition.
Many patients with advanced CHF do not respond well to diuretics and are admitted to the hospital where the most common treatments are stronger IV diuretics, inotropes and combination therapies. However, once they are discharged, 30-60 percent of the patients are readmitted within 6 months. If these patients use a continuous mechanical filtration device to remove fluids and excess salts when they fail to respond to diuretics, many of the costly hospital visits could be avoided.
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2.1.1 Hospital Congestive Heart Failure Device
In 2001 there were 1 million hospital admissions in the United States with CHF as the primary diagnosis and 90% of those are due to fluid overload. There were an additional 2.1 million admissions with CHF as the secondary diagnosis and 65% of those were exacerbated by fluid overload. With a typical hospital stay of 5-7 days, the cost runs $10,000 per admission. Of this cost, Medicare pays for half or $3.6 billion per year leaving the hospitals to pay the balance.
Hospitals would purchase the Xcorporeal device and receive reimbursement from Medicare and insurance companies for the costs of treating patients. Upon approval from the FDA, the Company believes that reimbursement for its CHF adapted device (continuous mechanical filtration) will be covered by Medicare, hospitals and private insurers. The Xcorporeal hospital CHF device should fall under the Medicare ICD-9 code of 99.78 – aquapheresis, which falls under the classification of therapeutic apheresis. The Xcorporeal hospital device for treating fluid overload would significantly reduce the current cost to Medicare and hospitals since it would cost an estimated $1800 per incident ($300 per day x 6 days) and reduce the demand on ICU staff.
While the Company plans to focus on the US market, Xcorporeal may enter the European market first where obtaining approval to market the product will require less time and resources. To expedite time to market in Europe and potentially Asia as well, the Company may pursue joint venture opportunities with established distribution channels. Xcorporeal’s market opportunity to treat CHF patients with fluid overload in the hospital setting can be broken out by machines sold to hospitals and disposables used by the patients. The following are potential market opportunities for the three regions:
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•	In the US, there were 5 million people in 2001 with CHF of which 3.1 million were treated for fluid overload in the hospital[5]. The average length of stay is 6 days in the US. Using these figures projected to 2006, the annual disposable market is $7.7 billion (4.3 million incidences x 6 days x $300 per day). The device market opportunity in the US is potentially $155 million (62,000 ICU beds in US x 0.25 units per bed x $10,000 per device). The total combined market opportunity in the US is $7.9 billion. The disposable market is expected to grow at 8% per year while the devices typically need to be replaced every five years.

•	In Europe, there were 10 million people in 2003 with CHF[6] of which an estimated 1.5 million were seen in the hospital. The average length of stay is 10-20 days. Using these figures projected to 2006, the estimated annual disposable market opportunity is potentially $8.4 billion ($300 per patient per day X 1.86 million incidences x an average of 15 days). The device market opportunity in Europe is potentially $155 million (an estimated 62,000 ICU beds in Europe x 0.25 units per bed x $10,000 per device). The total combined market opportunity in Europe is $8.5 billion. The disposable market is expected to grow at 8% per year while the devices typically need to be replaced every five years.

•	While Asia has about half the world’s population, it also contains many under developed countries with limited health care budgets. Due to these factors, the Company estimates the market opportunity in Asia to be similar to the US and Europe combined or $16.4 billion. The disposable market is expected to grow at 8% per year while the devices typically need to be replaced every five years.
Xcorporeal CHF Hospital Market
Opportunity
In million

[5]	American Heart Association, Heart Disease and Stroke Statistics 2004 Update

[6]	Cleland JG, Swedberg K, Follath F et al. The EuroHeart Failure Survey Programme. J 2003.
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These projections do not account for decreased hospitalizations due to use of the Xcorporeal wearable CHF device.
2.1.2 Chronic CHF
In 2001 there were 5 million Americans afflicted with CHF in the US of which 550,000 cases were new7. Since home use of hemofiltration is still a new concept but has proven the reduced need for hospital admissions, the Medicare reimbursement amounts and codes for home use are still in flux. However, a recent and similar product by CHF Solutions is expecting new Medicare codes issued later this year that will allow for an outpatient use. The CHF Solutions device is $20,000 with annual supplies running an estimated $5,000. Until Medicare establishes the new codes and reimbursement rates, it is unclear how much Medicare and commercial payers will reimburse. Xcorporeal’s product will offer equal or better results than the CHF product, but at a fraction of the cost. Therefore, it is reasonable to assume that there will be at least partial reimbursement by Medicare for the Xcorporeal device.
While the Company plans to focus on the US market, management may pursue joint venture opportunities in Europe and Asia with established distribution channels. Xcorporeal’s market opportunity to treat CHF patients with fluid overload with a wearable device can be broken out by machines leased to patients and sales of the corresponding disposables. The following are potential market opportunities for the three regions:
•	In the US, the projected 2006 disposable market is $6.8 billion ($2,920 patient per year x 7 million chronic patients x 1/3 are in later stages of CHF). The device market opportunity in the US is potentially $2.8 billion (7 million patients x 1/3 are in later stages of CHF x $1,200 per year lease). The total combined market opportunity in the US is $9.6 billion. Year over year growth is estimated to be 8%.

•	In Europe, the projected 2006 disposable market is $12.1 billion ($2,920 per patient per year x 12.4 million chronic patients x 1/3 are in later stages of CHF). The device market opportunity in Europe is $5.0 billion in the first year (12.4 million chronic patients x 1/3 are in later stages of CHF x $1,200 per device). The total combined market opportunity in Europe is $17.0 billion. Year over year growth is estimated to be 8%.

•	While Asia has about half the world’s population, it also contains many under developed countries with limited health care budgets. Due to these factors, the Company estimates the market opportunity in Asia to be similar to the US and Europe combined or $26.6 billion. Year over year growth is estimated to be 8%.

[7]	American Heart Association, Heart Disease and Stroke Statistics 2004 Update
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Xecorporeal Weareable CHF Device
Market Opportunity
In million
2.2 The Renal Care Industry
The dialysis products market can be divided into two segments: the large and stable segment of products for chronic renal care and the smaller but fast-growing segment of products for renal intensive care.
Kidneys And Their Role In Healthy Living
Healthy kidneys clean the blood by filtering out extra water and wastes. They also make hormones that keep bones strong and blood healthy. When both of a person’s kidneys fail, the body retains fluid and harmful wastes, blood pressure rises and red blood cell production falls off dramatically. When this sequence of events occurs, treatment is needed to replicate the work of the failing kidneys in order to remain alive.
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2.2.1 Renal Intensive Care
Renal intensive care is given to patients suffering from acute renal failure. Acute renal failure (ARF) is defined as a rapid decline in the ability of the kidneys to clear the blood of toxic substances and occurs in more than 200,000 patients in the US per year. Due to an aging population and the increasing acuity of illness of hospitalized patients, both the total number of ICU patients and their proportional share of hospital admissions overall are expected to grow. The renal intensive care market is growing at 10% per year which is a higher growth rate than chronic renal disease. There are currently four companies that comprise 76% of the world market (Gambro, Baxter, Fresenius and B Braun).
The customers for renal intensive care products are the patients and physicians in the intensive care units in a hospital. Acute Renal Failure currently has a 50% mortality rate in the US. Of the survivors, 20% to 30% require hemodialysis for a prolonged period of time.
Due to the high mortality rate and the related expense in treating the condition, therapies that are more effective in treatment and cost are in high demand. One emerging therapy which is thought to offer an improved treatment for ARF patients is Continuous Renal Replacement Therapy (CRRT). This therapy was developed an estimated seven years ago specifically for the treatment of critically ill patients with ARF. The majority of ARF patients are still treated using intermittent dialysis which is used in treating end stage renal disease patients who are otherwise healthy. However, CRRT is thought to be a superior form of dialysis especially for critically ill patients since it is applied 24 hours per day. CRRT represents 27% of the US acute renal failure market and $400 million worldwide. This number is expected to grow as a percentage due to market efforts to drive earlier adoption of the therapy. However, the cost of the current machines and the level of expertise required from ICU staff to operate them, make the adoption of this therapy more difficult for the smaller hospitals with limited budgets.
The Xcorporeal device will not only offer hospitals using CRRT a substantial cost savings, but it will also allow these smaller hospitals a chance to offer CRRT to patients. The Xcorporeal device will be a fraction of the cost of the currently available technology and will be much simpler to operate thereby reducing the ICU staff supervision time. Additionally, the Company’s CRRT device will use a fraction of the fluids needed by current CRRT devices. Currently fluids for CRRT devices are prepared by a pharmacy on an as needed basis. Generally, a patient on CRRT will require up to 72 liters of prepared fluids per day versus the Xcorporeal’s 0.375 liters per day. The efficiency of fluid use in the Xcorporeal device presents a large cost savings to payers.
In most countries the customers of acute renal products companies are hospitals and doctors. In many countries, hospitals are leaving the purchasing decisions to purchasing groups or consortiums. These groups were formed to ensure a greater negotiating leverage and have been successful in driving down prices.
Hospitals generally purchase CRRT devices and receive reimbursement from Medicare and insurance companies for the costs of treating patients. The
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Medicare reimbursement amount is $6,000 per inpatient stay. Since the majority of ARF cases do not necessarily occur in patients over the age of 65, insurance is another critical component to reimbursement. There is a range of reimbursement amounts from insurance companies which depends on each hospital’s negotiated rate. At Cedar’s Sinai in Los Angeles, for example, the rate is $1600 per day of dialysis and includes all disposables. However, some hospitals pay as little as $600 per day (not including disposables). The average length of stay for ARF patients in acute care is 5-10 days. Therefore, the average range of reimbursement from insurance companies for CRRT is $3,000 to $16,000 per incidence.
In addition to treatment costs in the acute renal failure industry, there are costs associated with purchasing or leasing dialysis equipment. Hosiptals typically purchase the dialysis equipment which can cost up to $35,000 (Gambro’s new Prismaflex CRRT dialysis machine, and Renal Solutions CRRT device). However, there are less expensive machines that provide continuous dialysis such as Gambro’s older versions which are $25,000. Additionally, intermittent dialysis is still the most prevalent treatment of ARF which can be administered using equipment that costs about $15,000.
While Xcorporeal plans to focus on the US market for its hospital CRRT device, the Company may enter the European market first to take advantage of a shorter device approval period. To expedite time to market in Europe and potentially Asia as well, the Company may pursue joint venture opportunities with established distribution channels. The market opportunities for the three regions can be broken out by sales of the device to hospitals and disposables used by the patient and are as follows:
•	In the US, there were an estimated 200,000 incidences of acute renal failure in 2005[8]. Therefore, the projected 2006 market opportunity for the disposables is $880 million (220,000 incidences x average length of stay of 8 days x $500 per day). The device market opportunity would be $155 million (62,000 ICU beds in US x 0.25 units per bed x $10,000 per device). The total combined market opportunity in the US is $1.0 billion. The annual growth rate for the disposables is estimated at 10% while the devices would need to be replaced every three to five years.

•	There were an estimated 124,000 incidences of acute renal failure in Europe in 2004. This figure is expected to grow at 10% a year. Therefore, the projected 2006 market opportunity for disposables in is $592 million (148,800 incidences x 8 days average length of stay x $500 per day). For devices, the potential market opportunity is $155 million (62,000 ICU beds in US x 0.25 units per bed x $10,000 per device). The total combined market opportunity in Europe is $747 million. The annual growth rate for the disposables is estimated at 10% while the devices would need to be replaced every three to five years.

[8]	www.nxstage.com
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•	Asia is an emerging market with high growth prospects especially as more countries in the region become more developed. Since there is little data available on incidences of ARF, the Company assumes that a conservative estimate of the market opportunity would be the equivalent of the US and European markets combined, or $1.5 billion for disposables in year one and $310 million for devices for a total combined market opportunity in Asia of $1.8 billion.
Xcorporeal Renal Hospital Device
Market Opportunity
In million
In addition to the aforementioned markets, the Company is open to targeting the pediatric segment with its renal intensive care device. Since children are especially less tolerant of large fluid swings required with current dialysis machines since they are much smaller, they are typically treated with peritoneal dialysis. However, since the Xcorporeal hospital renal care device dialyzes smaller volumes of blood continuously, this treatment would be a perfect fit for the pediatric patient. While there is a much smaller number of pediatric acute renal failure incidences than adult incidences, the profit margins in the pediatric segment are much better. It is estimated that there are 2,000 incidences of pediatric ARF per year in the US.
2.2.2 Chronic Renal Care
The chronic renal care market is a mature market facing increasingly restrictive healthcare budgets and reimbursement system changes which are driving price erosion and creating pressure for improved efficiency in the industry. There are currently three companies that comprise two-thirds of the world market (Gambro, Fresenius and Baxter).
In most countries the customers of chronic renal products companies are dialysis clinics. In many countries, purchasing power has switched from individual nephrologists or nephrology units to purchasing groups. Private multinational dialysis chains and independent local dialysis clinics also constitute an important customer base.
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The cost to Medicare of treating chronic kidney disease exceeds $20 billion per year.
In the United States, kidney disease has become the ninth leading cause of death and one of the most expensive chronic diseases to treat, with the cost to Medicare exceeding $20 billion per year. Approximately 75 million Americans are at risk due to a number of factors, including diabetes, high blood pressure, inherited and congenital kidney diseases or other factors. Approximately 60% of ESRD patients are under the age of 65.
Kidney disease can range from mild dysfunction to severe failure and is often progressive, sometimes taking ten to twenty years before treatment is needed in order to preserve life. Chronic renal failure occurs as the internal structures of the kidney are damaged. Damage is often caused by:
•	Persistently high blood sugar levels that progressively injure the blood vessels of the kidney until the kidney ceases to function. For this reason, diabetes is the leading cause of kidney failure, and responsible for 42% of new dialysis cases.

•	High blood pressure which can also damage the small blood vessels of the kidney, leaving behind scarring which impairs kidney function.
There is no cure for chronic renal failure
Since there is currently no cure for chronic renal failure (with the exception of a kidney transplant), treatment focuses on controlling the symptoms, minimizing complications and slowing the progression of the disease. Typical avenues of treatment include addressing blood sugar and blood pressure issues with medication; implementing dietary changes to reduce potassium, phosphorus, sodium and protein; restricting fluid intake to minimize the work required of the kidneys.
A chronic shortage of human kidney donors leaves thousands of patients on transplant wait-lists
However, over time, kidney damage will advance until function essentially ceases. At this point, the patient is classified as having end-stage renal disease and will require either a kidney transplant or dialysis to avoid complications that are life threatening. Key statistics and facts related to ESRD:
Kidney disease is the 9th leading cause of death in the U.S.
•	Approximately 453,000 Americans suffering from ESRD are being kept alive through dialysis.

•	About 45,000 patients are waiting for a kidney transplant, but only about 12,000 will have the opportunity to receive a healthy kidney this year.

•	Almost 60,000 patients with end-stage renal disease die each year, making kidney disease America’s ninth leading cause of death.

•	Anemia and heart disease are the most common secondary effects of ESRD. The lack of red blood cell production causes anemia, and the accelerated hardening of arteries increases the risk of heart attacks and heart failures.
The availability of a suitable kidney for transplant and the physical condition of the patient largely determines if a kidney transplant is possible. If the patient is a viable candidate for a transplant and a compatible donor organ can be located, major surgery will be required. After surgery, the patient’s body may reject the transplanted organ, despite the administration of immuno-suppressants. Even if the body accepts the transplanted kidney, immuno-suppressants must be taken for the rest of the patient’s life. These drugs leave the patient with a weakened
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immune system and may leave the patient very susceptible to infections and complications.
The annual cost of keeping an ESRD patient alive averages between $50,000 and $75,000
The estimated annual cost of dialysis treatment exceeds $27,000 per patient; Medicare will pay a fixed per session fee and 80% of related treatments, private insurance often covers the 20% not paid by Medicare, and the Veterans Administration will assist its members. However, the total annual cost of keeping a patient alive averages between $50,000 and $75,000, due to the numerous hospitalizations, surgeries and large quantities of drugs required.
Most ESRD patients require treatment at a dialysis center, while a small number of patients can be treated via home dialysis. A dialysis center is expensive to open and operate, and typically requires approximately $1.5 million in capital to treat about 120 patients. Significant expenses include real estate (a center with 20 dialysis stations uses approximately 5,000 square feet), and dialysis machine which cost about $15,000 per machine. Nurses and technicians with specialized training are required to assist and monitor patients — there is a perpetual critical shortage of such staff.
While Xcorporeal plans to focus on the US market for its wearable artificial kidney, the Company may pursue joint venture opportunities in Europe and Asia with established distribution channels as well. The potential market opportunities for the three regions can be broken out by the lease of the device and it’s corresponding disposables as follows:
•	In the US, there were 453,000 people suffering from ESRD as of 2005[9]. Therefore, the projected 2006 disposable market opportunity is $4.3 billion (476,000 patients x $9,100 per year). The device market opportunity would be $285 million (476,000 patients x $600 per year to lease the device). The total combined annual market opportunity in the US is $4.6 billion. The Company assumes the annual growth rate to be 5% since the US is a mature market.

•	As of 2004, there were 325,000 Europeans suffering from ESRD[10]. Therefore, the projected 2006 disposable market is $3.2 billion (358,000 patients x $9,100 per year). For devices, the potential market opportunity $214 million (358,000 patients x $600 per year to lease the device). The total combined annual market opportunity in Europe is $3.5 billion. The Company assumes the annual growth rate to be 5% since Europe is a mature market.

•	In Asia, there were 444,000 people as of 2005 being treated for ESRD. Therefore, projected 2006 disposable market opportunity is $5.1 billion (555,000 patients x $9,100 per year). The 2006 device market opportunity would be $333 million (555,000 patients x $600 per year to lease the device). The total combined annual market opportunity in Asia is $5.4 billion. The Company assumes the growth rate to be 25% since Asia contains many developing

[9]	USRDS 2005 Annual Report

[10]	European Renal Association, ESRD Patients in 2004: Global Overview of Patient Numbers and Treatment Modalities.
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countries where an increasing percentage of patients will be able to receive treatment as their countries continue to prosper.
These projections do not account for decreased mortality or the necessity of replacing the renal belts every 5-6 years.
Xcorporeal ESRD Market Opportunity
In millions
In addition to the aforementioned markets, the Company is open to targeting the pediatric market with its wearable artificial kidney. Since children are less tolerant of large fluid swings required with current dialysis machines since they are much smaller, a larger percent of them are treated with peritoneal dialysis or transplant. However, since the wearable artificial kidney dialyzes smaller volumes of blood continuously, this treatment would be an ideal solution for the pediatric patient. While there are only an estimated 4,000 pediatric patients in the US with ESRD, the market for treating this segment has much higher profit margins than the adult market.
The business of addressing end-stage renal disease has five broad categories of participants:
1.	Patients

2.	Physicians (nephrologists) and nurses

3.	Dialysis clinics (outpatient and acute)

4.	Payors (Federal / state government, HMOs, private insurance, individuals)

5.	Dialysis equipment providers.
Patients
There are more than 1.3 million patients suffering from ESRD globally, with 453,000 receiving treatment in the US. The ESRD patient numbers continue to grow steadily at 8% annually worldwide — most of this growth is attributed to an aging population and increasing obesity, diabetes and hypertension. Internationally, diabetes is especially prevalent in Asian and Latin American countries due to a genetic predisposition.
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The worldwide 8% annual growth is despite a high mortality rate for ESRD patients - 20% in the US and 11% in Europe and Japan. Plausible explanations for the differential include disparities in age and race. However, healthcare studies are increasingly indicating that the quality and frequency of dialysis care in the US is less than optimal11. Some observers note that the highly commercial nature of the US dialysis industry (in stark contrast to international markets) can lead dialysis clinics to minimize costs by reusing equipment and disposables and shortening dialysis time. The fixed fee reimbursement scheme offers no incentive to extend the length of the dialysis sessions, or to include drugs or supplemental treatment that is not covered by Medicare.
Physicians
Nephrologists are the health professionals who make the primary decisions regarding a patient’s care. Thus, they prescribe and determine the way dialysis is performed, and they supervise the function of the dialysis clinics. Some nephrologists also hold ownership stakes in dialysis clinics.
Payors
In the US, Medicare, the federal healthcare system for the elderly, reimburses the majority of dialysis care. The Medicare ESRD program is unique in that it is the only federal program that finances disease-specific services to a segment of the US population on virtually a universal basis12. Commencing in 1972, Medicare assumed responsibility for the payment of dialysis treatment regardless of age or financial status. When this program was introduced, there were only 10,000 ESRD patients in the US and the cost of the program was $200 million annually13. In 2005, there were 453,000 ESRD patients in the US and the annual bill to the Federal Budget exceeded $20 billion.
Medicare pays for 80% of the costs of ESRD treatment by means of a ‘composite reimbursement rate’, or cost estimate based on an average treatment session. This rate is capped at $139 per outpatient or home hemodialysis session and $60 per day for peritoneal dialysis (a treatment that uses the intestine’s peritoneal membrane to filter wastes). Not covered by the composite rate are items such as physician fees, some diagnostic tests and drugs such as Amgen’s Epogen (used to prevent anemia in ESRD patients). Fees for these items, which can exceed $100 per session, are reimbursed separately. Assuming thrice weekly sessions, the total annual treatment cost for an ESRD patient averages between $50,000 and $75,000. Only clinics with the proper licensing are eligible for Medicare reimbursement.
If patients purchase home dialysis and supplies directly from the supplier, the ceiling for Medicare reimbursement per month is $1,500. Since the Xcorporeal device and supplies would run approximately $800 per month ($50 to lease and $750 for a month’s disposables) the Company believes reimbursement for its targeted price is very likely.

[11]	SG Cowen, Kidney Dialysis Review, March 2002

[12]	AAKP Reviews 30 Years Of The Medicare ESRD Program

[13]	SG Cowen, Kidney Dialysis Review, March 2002
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For those patients under the age of 65 with healthcare insurance, Medicare assumes payment liability for dialysis only 33 months after diagnosis. During this waiting period, private payors (private insurance companies and managed care organizations) assume payment liability. Once Medicare commences coverage, private payors may still be responsible for the 20% of costs not covered by the federal government.
3. PRODUCT OVERVIEW
3.1	Product Description — Platform Technology

The Xcorporeal platform technology that forms the basis for all four products discussed below uses a well-known underlying process for treating the blood of patients. The Company has substantially modified this process to achieve improved efficiency and augmented it with proprietary components to shrink the size of the device.

The most distinguishing characteristic of the Xcorporeal device which allows it to be a fraction of the size and more efficient than conventional equipment is its proprietary, pulsating, dual-chambered pump. Conventional pumps have one filter chamber with a continuous (not pulsating) flow for blood to pass through. As blood passes through the filter it is treated via transfer of chemicals and clearance of wastes or extra fluids through the filter membrane. The benefit of the pulsation found in the Xcorporeal device is that the increased pressure created from pulses generate superior rates of mass transfer and improved clearances despite significant less weight, size and energy consumption. Additionally, the pulses generated in one chamber of the pump offset the other chamber’s pulses creating a “push-pull” flow through the membrane filter which also contributes to increased efficiency. The patented Xcorporeal pump creates a new paradigm for filtering blood.
3.1.1	Wearable Device Design

Securing adequate blood flow for dialysis and removal of excess fluids via the device only requires outpatient surgery

The Xcorporeal wearable devices will connect to the patient’s blood stream through a proprietary, surgically implanted catheter specially designed for this purpose. This catheter can be implanted in a vein (no shunt) in an outpatient surgery procedure that takes about 20 minutes, is done under local anesthesia without need to put the patient to sleep, and is intended to be simpler, safer and less expensive than the blood shunts typically required of dialysis patients. The Xcorporeal catheter which is used with both the wearable artificial kidney and the wearable CHF device is longer than conventional catheters, exits the skin just above the belt (as opposed to the chest) and has a thin plastic layer on the outer part with wire filaments to prevent accidental tearing. The Company is looking into filing patents on the catheter to protect its unique characteristics.
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The operation and maintenance of the device is straightforward. Certain chemicals (depending on the application) will be replaced daily and batteries will be replaced weekly. These items are already prepackaged and a technician can do the replacement or the patient himself in a few minutes, with minimal training required. The blood circuit will only be accessed once or twice a week when nurses replace the filter in a sterile environment.

3.1.2	Hospital Device Design

Since the hospital devices will be used in a hospital setting, the device components will be housed separately and not worn on the patient.

3.2	Product Description — Congestive Heart Failure Application

Fluid overload is commonly treated through a program of proper diet, modified daily activities and oral medications to reduce the symptoms of the disease (e.g. diuretics, water pills). However, oral drug therapy typically becomes less effective over time and a visit to the hospital is often and eventually needed.

Typically, an in-hospital treatment includes intravenous drug therapy to remove excess fluid from the body. Such intravenous drug therapy requires a hospital stay of around six days, on average. Patients who fail to respond to drug therapy are sometimes sent to receive a form of dialysis to remove the excess fluid.
There is another treatment alternative: isolated ultrafiltration, which uses an extracorporeal filter, which percolates the blood to remove isotonic fluid. Unlike renal replacement therapy, there are no fluids required in filtering the blood. A number of clinical advantages have been ascribed to ultrafiltration but despite these benefits, it is currently used in only about 2% of CHF cases. One limitation to increased utilization of ultrafiltration for CHF has been that traditional equipment is too complicated and expensive in comparison to diuretic drugs. However, ultrafiltration technology, especially used continuously in a wearable form, can help prevent the need for costly hospital admissions.
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Xcorporeal is developing two products in this market, based on the Company’s platform technology that will allow for simple to use, efficient and cost effective ultrafiltration. One product will be a stationary device for use in a hospital setting and the other will be an extra-corporeal wearable device that will weigh just 2.5 lbs. Both devices will eliminate the excess fluid in a precise and constant manner.

3.2.1	Xcorporeal’s Hospital Congestive Heart Failure Product

The hospital care CHF device will be portable, but not wearable, since it will be used in the intensive care setting and powered from a wall outlet.

The Xcorporeal hospital congestive heart failure product will make ultrafiltration therapy practical for the first time. Predecessor devices have been confined to academic medicine because they are large, difficult to use, and require substantial hospital infrastructure. The Xcorporeal solution will be configured for nurses to manage easily with prepackaged cassettes replacing the fluids and chemicals of predecessors. Xcorporeal will thus enable the transition to ultrafiltration as the therapy of choice and standard of care. Ultrafiltration benefits to the patient are well documented and include reduced kidney damage. Additionally, in the later stages of heart failure some patients fail to respond to diuretics whereas mechanical methods of removing excess fluids and salts are just as effective as in earlier stages of heart failure.

Additionally, the use of the Xcorporeal device in lieu of IV diuretics and combination therapies would decrease the demand on ICU staff and reduce hospital stay since the product is easy to operate and more effective in treating fluid overload in the later stages of heart failure.

The hospital CHF device will be sold for approximately $10,000. The ultimate pricing will be further analyzed and adjusted to maximize the return to the Company while allowing for a reasonable cost savings to the hospitals. In addition to this one-time purchase, the device will require disposable supplies totaling approximately $300 per day. Current prototypes of the hospital CHF device were developed mostly with modifications of off-the-shelf components and a proprietary design for approximately $3,000; target manufactured cost for the final product version is substantially less.

3.2.2	Xcorporeal’s Wearable Congestive Heart Failure Product

The wearable CHF device will be battery powered, will connect to the patient’s blood stream through a surgically implanted catheter, weigh 2.5 lbs. and provide patients with constant (as opposed to intermittent) treatment thereby allowing them to achieve a quality of life closer to that of a healthy individual.

The benefits of a Xcorporeal device for chronic CHF patients include:
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•	precise fluid extraction technique (versus drugs)

•	Decrease oxygen and drug consumption

•	constant, steady fluid removal minimizes blood pressure drops and brusque fluxes of solutes

•	patient can move / ambulate during treatment, with little or no interference with daily life activities (wearable device only)

•	small volume blood circuit

•	minimal supervision

•	low cost vis-à-vis contemporary devices addressing CHF

•	Freedom from draconian restrictions in salt and fluids intake
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The benefits of an Xcorporeal wearable CHF device for payors include:
•	decreased intensive care visits

•	decreased hospital admissions
The monthly lease price for the Xcorporeal wearable CHF device is expected to be approximately $100. The ultimate pricing will be further analyzed and adjusted to maximize the return to the Company and still cost effective to Medicare and private insurance companies. In addition to this one-time purchase, the wearable CHF device will require annual disposable supplies totaling approximately $3,000. Current prototypes of the device were developed mostly with modifications of off-the-shelf components and a proprietary design for approximately $3,000; target manufactured cost for the final product version is substantially less.

3.2.3	Product Alternatives

There are two potential product alternatives that the Company is aware of: heart transplants and Ventricular Assist Devices (VAD) or (LVAD).
3.2.3.1	Heart Transplants
With severe heart failure the last resort might be a heart transplant, although the current wait for transplant organs can be several years. Additionally, the total number of transplants worldwide is only 3,500-4,500 annually. Since there are more than 23 million people worldwide suffering from CHF, this option is very limited to a privileged section of the population.
3.2.3.2	Ventricular Assist Devices (VAD)
A ventricular assist device (VAD) or left ventricular assist device (LVAD) is used to assist a damaged or weakened heart in pumping blood. These devices are used in post-cardiotomy, as a bridge to a heart transplant, or as destination therapy. Currently comprising just one percent of the market for CHF treatments, there are a number of emerging technologies that could potentially replace other treatments in stage III through IV CHF patients. Currently, however, they are used mainly as temporary solutions to improve a patients physiological well-being before a heart transplant is performed in what is termed a bridge-to-transplant. Even the newer therapies would require a major surgical procedure to implant the device, while the Xcorporeal’s CHF products require just a noninvasive, outpatient procedure.

In late 2003 Medicare approved reimbursement for a sect of VADs for destination therapy for patients that require permanent mechanical cardiac support and are in the end-stage of heart failure (New York Heart Association Class IV end-stage left ventricular failure for at least 90 days with a life expectancy of less than 2 years), are not candidates for heart transplantation, and meet all of the following conditions:
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•	The patient’s Class IV heart failure symptoms have failed to respond to optimal medical management, including dietary salt restriction, diuretics, digitalis, beta-blockers, and ACE inhibitors (if tolerated) for at least 60 of the last 90 days;

•	The patient has a left ventricular ejection fraction (LVEF) < 25%;

•	The patient has demonstrated functional limitation with a peak oxygen consumption of < 12 ml/kg/min; or the patient has a continued need for intravenous inotropic therapy owing to symptomatic hypotension, decreasing renal function, or worsening pulmonary congestion; and,

•	The patient has the appropriate body size ( >1.5 m2) to support the VAD implantation.
Despite the advancements being made, VADs are still viewed as a last resort for end-stage heart failure due to cost prohibitions and risks associated with the surgical procedure required to implant the device.

3.3	Product Description — Renal Replacement Therapy

The two renal replacement therapy products that Xcorporeal is developing replace kidney function. The first product is designed for use in treating acute renal failure, a temporary condition, in a hospital setting. The second adaptation of the device is in the form of a wearable, artificial kidney designed to treat patients with the chronic illness, End Stage Renal Disease (ESRD).

Both devices are designed to provide continuous dialysis to patients whose kidneys are not functioning properly. Dialysis occurs when blood is passed into a filter lined with a selectively permeable membrane. A complex arrangement of many hollow fibers made of this membrane is used to increase the effective surface area and enhance the exchange. On one side of the membrane is the blood and on the other is dialysis fluid; there is an osmotic interchange between the two fluids. Due to differences in concentration, urea and other wastes (molecularly smaller than membrane pores) cross the membrane from the blood to the dialysis fluid. As the dialysis fluid accumulates waste, it is purified and recycled or replaced with fresh, clean fluid via the use of powdered sorbents. These powders weight about 1 kilogram (2.2 lb.) and have to be exchanged daily. The Company is currently developing new polymers that are far more effective and remove more impurities faster with much less weight than the currently available powders that were developed forty-five years ago.
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Source: Dr. Richard G. Steane
A common measure of effective kidney function is the amount of creatinine (a waste product produced from protein in the diet) that can be found in a patient’s blood and urine. The effectiveness of a dialysis device is commonly measured in terms of how much creatinine the device is able to remove from the patient’s blood.
3.3.1 Product Description — Renal Hospital Device
Acute renal failure is defined as a rapid decline in the ability of the kidneys to clear the blood of toxic substances. This can lead to an accumulation of metabolic waste in the blood. It can result from any condition that: decreases the supply of blood to kidneys, obstructs the flow of urine once it has left the kidneys, or causes injury to the kidneys. Additionally, some of the conditions that cause acute renal failure also may affect other parts of the body. In many cases, patients with ARF have multiple organ failure and are thus in a fragile state.
While a strict definition of acute renal failure does not exist, there is an accepted diagnostic measurement which is: a 50 percent increase in the creatinine level above the baseline value. Creatinine is a waste product formed by the normal breakdown of muscle cells. Healthy kidneys filter creatinine out of the blood and into the urine to leave the body. However, when kidneys are not working well, creatinine builds up in the blood.
Dialysis is the standard treatment for ARF. While intermittent dialysis is still the most common treatment for ARF, continuous renal replacement therapy, which was only developed seven years ago, is gaining acceptance as a superior treatment for acute renal failure. The concept behind CRRT is to imitate the kidney’s functions as closely as possible so as not to endanger a critically ill patient’s already unstable condition. CRRT therefore dialyzes patients in a more physiologic way, slowly, over 24 hours, just like the kidney. Intensive care patients are particularly suited to these techniques since they are bed bound and when acutely sick, intolerant of the fluid swings associated with intermittent hemodialysis (IHD) which is typically used to treat patients with ESRD who are otherwise healthy.
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While CRRT’s percent of the acute renal failure market is growing, the cost of the current machines and the level of expertise required from ICU staff to operate them, make the adoption of this therapy more difficult for the smaller hospitals with limited budgets. The Xcorporeal device, however, will be a fraction of the cost of the currently available technology and will be much simpler to operate thereby reducing the ICU staff supervision time. Current CRRT devices have three to four pumps performing different tasks which ICU doctors and nurses have to be monitoring. The Xcorporeal device has only one pump and once it is set up, it is designed to perform continuous renal replacement therapy with very little supervision. Additionally, the Company’s CRRT device will use a fraction of the fluids needed by current CRRT devices. Currently fluids for CRRT devices are prepared by a pharmacy on an as needed basis. Generally, a patient on CRRT will require up to 72 liters of prepared fluids per day versus the Xcorporeal’s 0.375 liters per day. The efficiency of fluid use in the Xcorporeal device presents a large cost savings to payors.
The Xcorporeal platform technology is well-suited to treating patients with acute renal failure since it was designed for continuous dialysis. Additionally, because of its unique characteristics, the device is more efficient than other available CRRT dialysis machines. Since patients with ARF often generate toxins at a much faster rate than those with chronic renal failure and have toxins that are more widely distributed across the body, efficiency in blood purification is paramount.
For the hospital setting, the Xcorporeal renal replacement device will connect to the patient’s blood stream through a surgically implanted catheter, will be stationary and powered from a wall outlet. The device will be sold for approximately $10,000. The ultimate pricing will be further analyzed and adjusted to maximize the return to the Company while allowing for a reasonable cost savings to the hospitals. In addition to this one-time purchase, the device will require disposable supplies totaling approximately $500 per day. Current prototypes of the hospital renal therapy device were developed mostly with modifications of off-the-shelf components and a proprietary design for approximately $3,000; target manufactured cost for the final product version is substantially less.
3.3.2 Product Description — Wearable Artificial Kidney
Patients who suffer from end-stage renal disease depend on obtaining regular dialysis to clean their blood and remove waste and excess fluid from their bodies in order to live. Today, most ESRD patients undergo dialysis three times per week, with each session lasting three to four hours.
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ESRD patients undergo dialysis 3x per week, each session lasting 3-4 hours
In a conventional dialysis machine, the dialysis fluid accumulates waste which is then purified and recycled or replaced with fresh, clean fluid. This process requires a constant flow of purified water to each dialysis station. Conventional dialysis also requires a large flow of blood. Veins are the most accessible blood vessels, however they do not normally transport sufficient blood flow to be effective for dialysis. Prior to commencing dialysis treament, a patient must undergo surgery to divert blood from an artery to a vein in order to ensure that sufficient blood flow will be available. Surgery and related hospital care expenses for these procedures are very costly.
Increasing the frequency of dialysis greatly improves a patient’s health
Increasingly, the medical community is recognizing the benefits of dialysis that occurs more frequently, sometimes as often as a daily basis.. For the patient, the physical benefits can be substantial: Their body is no longer subjected to extreme buildups of fluid and waste followed by their sudden removal. Daily dialysis also loosens dietary restrictions. The average person drinks about 1.5 liters of water per day that need to be removed during dialysis. More frequent dialysis lessens the amount of fluid that must be removed during each 3-4 hours dialysis session and prevents patients from having to constantly monitor and limit their fluid consumption. Most importantly, the expected morbidity and mortality associated
Unfortunately, in order to experience the health benefits associated with daily dialysis, patients must still undergo 3-4 hours of dialysis per session. Switching from a 3 times a week dialysis schedule to a daily dialysis schedule would require a patient to spend as much as 24 hours a week attached to a machine.
Below is a summary of the daily activities, medications and dietary restrictions required of a patient receiving dialysis:
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Dietary Restrictions	Type of Food To Be Avoided
Sodium / Salt	Ham, bacon, pastrami, pickles, olives, canned soups, salad dressings, canned tuna, Worcestershire sauce, soy sauce, salted nuts, pretzels, cheese
Potassium	Apricots, avocado, bananas, cantaloupe, chocolate, coffee, dried beans, dried fruits, mushrooms, nuts, oranges, orange juice, potatoes, spinach, tomato juice
Phosphorus	Nuts, macaroni & cheese, chocolate, yogurt, milk, cheese, pizza, cola, peanut butter, hot dogs, pancakes and ice cream
Fluids	No more than 5 cups per day, no Coke / Pepsi / Dr. Pepper or orange juice
Medications & Time Allocation for Dialysis

	3x Weekly Dialysis	Daily Dialysis (6x week)
Medications
Phosphate binders	60-130 pills	30-65 pills
Cholesterol	1-4 pills	1-4 pills
Hypertension	1-4 pills	1-2 pills
Diabetes	Insulin injections or 10	Insulin injections or 10 pills
Heart	1-4 pills	1-2 pills

Pain	1-8 pills	less pills

Time Allocation
Travel to dialysis center	3 hours	6 hours
Dialysis treatment	9-12 hours	18-24 hours
Travel from dialysis center	3 hours	6 hours
In addition to the increased demand on a patient’s available time, daily dialysis remains for the most part impractical due to operational constraints at dialysis centers. If each patient were to spend more time on dialysis machines every week, additional machines, space and personnel will be needed. Many centers already lack adequate facility and staff resources at the present level of utilization in which patients on receive treatment three times a week.
Xcorporeal is developing an artificial kidney that weighs approximately 3 lbs and will provide dialysis 24 hours per day, 7 days per week
Xcorporeal is building a wearable artificial kidney that is fully automated and waterproof. It weighs approximately 3 lbs and will be worn as a belt. The device allows patients to move around and perform all of their daily life activities while being dialyzed 24 hours a day, 7 days a week.
The monthly lease price for the Xcorporeal wearable artificial kidney is expected to be approximately $50. The ultimate pricing will be further analyzed and adjusted to maximize the return to the Company while allowing for a reasonable

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profit to the dialysis provider. In addition to this one-time purchase, the artificial kidney will require annual disposable supplies totaling approximately $9,100. Current prototypes of the artificial kidney were developed mostly with modifications of off-the-shelf components and a proprietary design for approximately $3,000; target manufactured cost for the final product version is substantially less.
The benefits of constant dialysis via the artificial kidney are expected to include:
•	The ability to increase the dialysis time administered to patients approximately 16 fold without increasing the expenditures to pay for the additional dialysis time.

•	Approximate 50% reduction in expected morbidity and mortality

•	Notably decreased need for hospital admissions, surgeries and drug consumption

•	Elimination of diet and fluid intake restrictions decrease need for medication (see page 13)

•	Lifestyle improvement by eliminating the need to spend many hours on regular dialysis at clinics

•	Significant reduction in the amount of manpower, facilities equipment and expenses devoted today to keeping ESRD patients alive.

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3.3.2.1 Product Benefits — Patient
The Xcorporeal wearable artificial kidney offers many lifestyle benefits to patients: Hours previously spent sitting in a dialysis unit attached to a machine can now be reclaimed for social or professional use. Unlike conventional dialysis methods, continuous dialysis using Xcorporeal’s device would not require that patients severely alter their diet.
Continuous dialysis offers substantial health and lifestyle benefits
Comparison of Dialysis Times and Dietary Restrictions

Xcorporeal
	Conventional Dialysis	Daily Dialysis	Artificial Kidney
Weekly Dialysis Time	9-12 hours	18-24 hours	168 hours
Weekly Clinic Time	9-12 hours	18-24 hours	1 hour
# of Daily Pills	70-150	40-90	10-20
Orange Juice	Absolutely not	No	Yes
Bananas	No	No	Yes
Ice cream	No	Yes	Yes
Salt	No	Maybe	Yes
Beer	No	May be	Why not?
Most importantly, continuous dialysis offers patients substantial health benefits. Clinical evidence from over 500 peer reviewed scientific papers has documented striking improvements in patient health and a notable decrease in total costs of care when daily dialysis is administered. The health improvements achieved with daily dialysis include:
•	Minimizing the cycle of fluid and waste buildup followed by rapid removal;

•	Improved blood pressure control and reduction in blood pressure drugs;

•	Minimizing typical dialysis symptoms (headaches, nausea, vomiting, fatigue);

•	Better control of calcium and phosphorus balance;

•	Expected reductions in doses of intravenous drugs (Epogen, Iron and Vitamin D)

•	Improved sleep patterns;

•	Fewer and shorter hospitalizations;

•	Significant reduction in expected morbidity and mortality.
While physician, nurses and patient groups are lobbying the federal government to reimburse for daily dialysis, it is unclear whether such a proposal will succeed. Even if the government agrees to provide additional funding for daily dialysis, the extra burden on already strained manpower and resources at dialysis centers may prohibit implementation.

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Given the benefits that can be obtained with continuous dialysis, the introduction of the WAK would dramatically enhance a patient’s well being and allow them to enjoy a far better quality of life.
3.3.2.2 Product Benefits — Payor
ESRD patients represent 0.2% of the US population but account for 7% of the Medicare budget
The benefits offered by the Xcorporeal wearable artificial kidney are not limited to patients. The value proposition for the payors of the dialysis treatments (often federal and state governments, insurance companies and HMOs) is substantial. The number of patients with ESRD represents just 0.2% of the US population but the ESRD program accounts for 7% of total Medicare expenditures. This burden has made Congress reluctant to increase reimbursement rates, or to increase the frequency of treatments despite empirical evidence of improved patient outcomes accompanying increased rate of dialysis sessions. In preliminary discussions with Medicare, authorities have expressed a strong interest in seeing this technology fully developed and implemented.
The cost of keeping the US dialysis population alive is approximately $30 billion per year (between $50,000 and $75,000 per patient) with Medicare and Medicaid paying most of this expense. Two thirds of this amount is not spent on dialysis, but on the cost of hospitalizations, injectable medications such as Epogen, blood pressure medications, and a myriad of other drugs.
The rate of hospitalization for ESRD patients is high due to numerous infections, strokes, heart disease and vascular surgeries for blood access for dialysis (shunts). A typical dialysis patient in the US spends 12-14 days per year in hospital, often in intensive care. Empirical studies show that these complications would drop dramatically with more frequent dialysis and that daily dialysis can dramatically reduce expenses associated with hospitalization.
Cost per patient per year
Clinical data accumulated on the benefits of daily intermittent dialysis indicates that the Xcorporeal wearable artificial kidney will help reduce or eliminate many of the complications that typically afflict dialysis patients. Xcorporeal

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conservatively expects that separately billed per patient charges will be reduced by 40%, from $25,000 to $15,000 per annum. This represents a savings to Medicare of nearly $4 billion.
The following are a few examples of potential savings associated with daily dialysis:
1.	Daily dialysis normalizes the blood pressure of ESRD patients, eliminating or greatly reducing the need for blood pressure medications. Normal blood pressure achieved via daily dialysis would also greatly reduce the huge amount of strokes and heart attacks that ESRD patients currently experience. These incidents often require hospitalization.

2.	Over $1 billion is spent every year on Epogen, a drug that is used to treat severe anemia, a common condition for dialysis patients. Daily dialysis greatly reduces the amount of Epogen that ESRD patients require. Continuous dialysis using Xcorporeal’s device would reduce the need for Epogen even further, since it would significantly reduce the amount of blood cells lost in dialysis compared with today’s conventional dialysis treatments. This further reduction is possible due to the device’s much smaller blood tubing circuit.

3.	Patients with kidney failure do not eliminate excess water from their bodies since they produce little or no urine. The retained fluid accumulates in the lungs resulting in severe breathing problems. Fluid overload is one of the main causes of hospitalizations in this population. Daily dialysis has been shown to eliminate this problem.

4.	Patients with kidney failure retain large amounts of Phosphorus which results in severe bone disease. In order to control this problem, patients receiving dialysis 3 times a week have to swallow 12 to 15 pills a day to remove the excess Phosphorus through the gut. In daily dialysis, excess Phosphorus is removed without the need for any pills. Xcorporeal’s device has been shown in animal studies to remove the same amount of Phosphorus as in daily dialysis. Continuous dialysis using Xcorporeal’s device would not only eliminate the patient’s need to swallow 12 to 15 pills a day (and save associated expenses), but would also greatly reduce the incidence of bone disease in these patients.

5.	Shunts used in conventional dialysis often clot or become infected resulting in the need for repeated surgical interventions and hospitalizations. The WAK is connected to a vein via a specially designed catheter in a less complex outpatient surgical procedure. The WAK blood connection is expected to greatly reduce the amount of infections incurred by patients.

6.	ESRD patients dialyzed with the current treatment are often malnourished and resulting in a greater risk of infection and other complications. Daily dialysis has been shown to eliminate malnutrition in the ESRD population. The WAK has been shown in animal studies to

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have the same biochemical effects as daily dialysis and therefore it will result in the correction of the problem.

7.	Current dialysis treatments do not remove enough salt from the body, but daily dialysis does. Accumulation of excess salt in ESRD patients is a common cause of heart disease.

8.	Dialysis patients have very high cholesterol, a further cause of heart attacks and strokes. Daily dialysis improves the cholesterol level of these patients.

9.	Dialysis patients in rural areas are subject to additional hardship and expense, since they often have to travel great distances to get to the nearest dialysis unit. The WAK would reduce the need of those trips by two thirds.

10.	ESRD is so physically debilitating that most dialysis patients are permanently disabled and on welfare. Daily dialysis has been shown to rehabilitate these patients and greatly increase their ability to work and exercise.
Given the potential for Xcorporeal to reduce Medicare payments associated with ESRD complications, it is not surprising that preliminary discussions between Xcorporeal and Medicare have proved promising. During these discussions, “Medicare staff indicated optimism regarding the federal government willingness to pay for a portion of the Xcorporeal human studies and support the application process for FDA approval.”
3.3.2.3 Product Benefits — Clinic Operators
Management believes that, in the long term, the dialysis value chain could be notably disrupted by the introduction of the wearable artificial kidney. It is conceivable that the WAK allow physicians to coordinate the day-to-day care of dialysis patients, thereby largely eliminating the need for traditional dialysis centers.
However, this change will occur over a lengthy period, and in the interim, dialysis clinic operators will have the opportunity to dramatically reduce their capital and operating costs, and reap substantial increases in profit from the wearable artificial kidney. The economic advantages for clinic operators are created by:
•	Investments of approximately $1.5 million in capital expenditure per clinic are no longer needed. The expensive dialysis equipment ($15,000 per dialysis machine alone) and water filtration equipment ($4,500 per station) will not be required.

•	The substantial consumption of water and electricity required by contemporary dialysis machines would be eliminated.

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•	The large floor space previously required to distribute several dozen dialysis stations can be reduced to the square footage required for administrative and examination offices and a sterile room.

•	The nursing and medical staff can be reduced significantly, as patients will only require 1 hour of clinic time weekly.

•	Maintenance staff for the dialysis machines can be eliminated.

•	Clinics can easily and quickly expand the number of patients that can be accommodated.

•	Potential patient base is expanded due to decreased mortality.
It is expected that a clinic’s per patient profit will increase by more than 25%. In addition, it is expected that clinics will be able to accommodate a larger number of patients, which, when combined with the higher per patient profits, will dramatically boost a clinic’s bottom line.

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4.	Market Opportunity Summary
The following table summarizes the annual market opportunity for each device in each region. Market opportunity calculations use projected 2006 prevalence and incidence figures based on the most recent quoted figures available and their respective growth rates.

$ in millions	US	Europe	Asia	Total
CHF Hospital Device
Disposables	$7,740	$8,370	$16,110	$32,220
Device	155	155	310	620

Total	7,895	8,525	16,420	32,840
CHF Wearable Device
Disposables	6,813	12,069	18,883	37,765
Device	2,800	4,960	7,760	15,520

Total	9,613	17,029	26,643	53,285
Renal Hospital Device
Disposables	880	592	1,472	2,944
Device	155	155	310	620

Total	1,035	747	1,782	3,564
Wearable Artificial Kidney
Disposables	4,323	3,249	5,051	12,622
Device	285	214	333	832

Total	4,608	3,463	5,384	13,454

Total All Devices	$23,151	$29,764	$50,228	$103,143
5.	Regulatory Pathway
5.1	European Market Approval
The CE Marking is a legal requirement for medical devices intended for sale in the states of the European Economic Area (EEA). While the directives for authorizing a product for sale are not as stringent as the US approval process, the Xcorporeal devices will still need to undergo clinical trials and a review period in the EU. Specifically, the Medical Device Directive for obtaining the CE mark states that companies must:
▪	Compile a Technical File with evidence of compliance to the Medical Device Directive

▪	Receive a CE Mark (CE Marking) certificate from a Notified Body if medium or high risk device

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▪	Appoint an Authorized Representative if there is no physical location in Europe

▪	Register the medical devices with the Competent Authorities
The Company estimates that the following clinical trials will be necessary before the hospital versions of the Xcorporeal platform technology will be eligible for the CE mark:
▪	10 patients in the ICU

▪	20 patients in the ICU
The resulting estimated time to the European market is one and a half years for the hospital CHF and acute renal failure devices. For the wearable devices, the time frame is an estimated two and a half years.

5.2	United States Market Approval

Achieving Food and Drug Administration (FDA) approval to sell a medical device in the market is a significant event, although the process is costly and time consuming. There are two main FDA approval processes for medical devices. The lengthier process is called Pre Market Approval (PMA) and the alternative is termed “510(k)” approval. The former process is more formal and requires more panel time for trials, more information and a review period of 180 days (versus 90 days for 510(k)). The route required for a specific device depends on the class of the device and/or its similarity of the new device to existing approved devices. Class III is the most stringent regulatory category for medical devices since class III devices support or sustain human life or prevent impairment to health. As such, these devices generally require PMA approval. However, if a class III device is found to be substantially equivalent to a legally marketed predicate device, a device that was legally marketed prior to May 28, 1976, and has the same intended use and technological characteristics, a 510k pathway can be used. For new devices that are unlike any 510k approved devices, the PMA process must be used.

The Company believes that all four Xcorporeal products are class III devices and that the hospital CHF product is the only product that could possibly qualify for 510k clearance since it is similar to an existing 510k approved device. The Company estimates that using the 510(k) approval process for a product would reduce approval time by six months. The hospital renal device will need to use the PMA approval process since its technological characteristics are unlike existing dialysis machines. Since the wearable devices are break-through, novel devices, they will most likely need to use the PMA approval process as well.

Drs. Gura, and Rambod held initial meetings with the staff of the FDA in Washington DC and with the Chief Medical Officer of Medicare. The purpose of these meetings was to present the concept of the Xcorporeal platform technology for treating renal failure and CHF, and to achieve a verbal understanding of a path to securing FDA approval for commercial sales. The meetings with both the FDA and Medicare were extremely positive and the project was well received. At the suggestion of the FDA, Xcorporeal submitted protocols of the animal studies prior to conducting the animal experiments.

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Following the animal studies Xcorporeal conducted a human study in Italy using the CHF device. The results of this study should expedite the US human trial approval for this device. The Company also plans to apply for an FDA approval to conduct phase two human studies for the hospital renal device after the completion of human studies in London planned for October 2006.
Subject to the approval of the FDA, the following US human clinical trials are planned for each device:
Hospital CHF Device:
1.	Two trials of 20-30 patients in the ICU
Hospital Renal Device:
1.	Five to ten patients treated for 24 hours in the ICU.

2.	Five to ten patients treated in the ICU (until recovered)

3.	One hundred patients will be treated in several Centers of Excellence around the country
Wearable CHF device and Wearable Artificial Kidney:
1.	Ten patients treated for 24 hours at Cedars-Sinai Hospital with a basic prototype of each device

2.	Ten patients treated for 72 hours at Cedars-Sinai Hospital with a basic prototype of each device

3.	Ten patients treated for one week at Cedars-Sinai Hospital with a basic prototype of each device

4.	Ten patients treated for 1 month at Cedars-Sinai Hospital using an advanced prototype of each device.

5.	One hundred patients will be treated in several Centers of Excellence around the country, over a period of 3 months
The Company is optimistic that at the end of the human studies, the FDA will grant permission to sell the both the intensive care and wearable devices to the public. There can be no assurance, of course, that the aforementioned studies will suffice, and that the FDA will not require additional studies prior to authorizing the sale of the devices to the public.
The Company has retained the law firm of King and Spaulding to handle FDA regulatory matters and to assist in the completion of the regulatory requirements necessary to bring the device to market.
5.3 Platform Technology Status
Dr. Victor Gura conceptually designed the wearable artificial kidney in September of 2001, and a patent application was filed with the US Patent Office in November of 2001. The core scientific and engineering team, consisting of Victor Gura MD, Hans Dietrich Polaschegg PhD, and Edmond Rambod PhD, was assembled and commenced work in January of 2002. The final assembly of

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the first prototype was completed by the end of May 2002 and animal studies commenced in June 2002.
In August of 2004, the wearable artificial kidney was successfully tested on twelve (12) pigs, each weighing approximately 150 lbs. Kidney failure was induced in these animals. The next day the pigs were dialyzed for eight hours. All tests were conducted at Cedars-Sinai Hospital where Dr. Gura is a member of the faculty. The guidelines put forward by the Institutional Animal Use Committee at Cedars-Sinai limited the testing time at this stage of the product development to 8 hours per pig. The FDA agreed with this period of time as sufficient to evaluate the device’s efficiency and safety.
These tests were conducted to assess the safety and efficacy of the artificial kidney, and to evaluate the performance of individual components of the device. These objectives were successfully achieved by the removal of Potassium, Phosphorus, Creatinine and Urea, and excess fluid from the animals with kidney failure as well as by the lack of complications during the treatment. The effectiveness of a dialysis device is commonly measured in terms of how much creatinine (a waste product produced from protein in the diet) the device is able to remove from the patient’s blood.
During the tests, the wearable artificial kidney operated with an average blood flow of between 42 and 75 ml/minute (the final product is projected to consistently deliver approximately 60 ml/minute). At these relative low level of blood flows when compared with current intermittent dialysis technique, the device delivered an average creatinine clearance of 22 ml/minute, notably above the 10-12 ml/minute that patients receive with conventional (3x per week) dialysis, and similar to the 20 ml/minute achieved with daily dialysis. The high level of creatinine clearance with a relatively low level of blood flow demonstrates how much more efficient the Xcorporeal technology is than the traditional dialysis technology. The lack of complications in these experiments is an encouraging indication of the potential held by the wearable artificial kidney.
Other key statistics from the tests include an average urea clearance of 24 ml/minute and a weekly KT/V of 6 (KT/V is a calculated index used to quantify the dialysis dose given to a patient). Currently federal guidelines consider a KT/V of 1.4 and above as an indication of adequate dialysis.
Animal tests delivered creatinine clearance of 40 ml/minute notably above the 10-12 ml/minute of conventional dialysis
After the initial round of animal studies, the R&D team identified a number of potential improvements that could be made to the design, including minor changes to the pump to help increase flow and modifications to the dialyzer to increase the surface area. In subsequent tests conducted in November 2005, the device was able to achieve a creatinine clearance of 40 ml/min in a second round of studies using five (5) pigs, a notable improvement in performance over conventional dialysis methods.

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Avg Creatinine Clearance Levels of Dialysis Treatments

Treatment Method	Creatinine Clearance
Conventional Dialysis (3x week)	10-12 ml/min
Daily Dialysis	20 ml/min
Xcorporeal Device (1st Study)	24 ml/min
Xcorporeal Device (2nd Study)	40 ml/min
The Company is currently developing new polymers, or powdered sorbents that cleanse the dialysate so that it can be recycled through the renal devices. Currently, Xcorporeal renal devices use currently available powders that were developed forty-five years ago with little improvements made since. However, even these polymers allow the devices to function with a fraction of the fluids required by conventional dialysis equipment. These new polymers are far more effective and remove more impurities faster with much less weight than the older version which will only increase efficiency and performance in the final products. Xcorporeal has several polymers that perform exceedingly well at this time but results are still in preliminary stages. The Company plans to continue its research and testing in this area.
Furthermore, Xcorporeal has recently studied another measure of efficacy in treating renal failure: the beta 2 microglobulins (B2M) clearance. Sufficient removal of B2Ms has been unattainable in commonly used dialysis due to short treatment periods (9 to 12 hours per week on average). The level of beta 2’s in dialysis, therefore, is usually abnormally high and considered an index of toxicity. The studies demonstrated that the Xcorporeal renal applications of the platform technology can achieve what the current treatment standard cannot: it is capable of removing significant amounts of B2Ms from blood and dialysate. The current dialysis treatment standard if used daily, however, would be able to achieve similar B2M clearance, however, the two companies that have dialysis machines for use in the patients’ home and therefore can be used daily (NxStage and Aksys) have limited potential for growth due to blood access and price challenges.
First human studies in Vicenza, Italy demonstrated the safety and efficacy of the CHF adapted wearable device.
In May of 2006, the first human studies were conducted on the ambulatory version of the CHF device in Vicenza, Italy on six patients for six hours. The study successfully demonstrated the safety and efficacy of the device. The scientific presentation is being prepared for publication for peer-reviewed journals. The studies in Italy were conducted in collaboration with Dr. Claudio Ronco (a consultant with the Company). Dr. Ronco is the Director of the Dialysis and Renal Transplantation Programs of St. Bartolo Hospital in Vicenza, Italy. He has published seventeen books on Nephrology and Dialysis, and has written or co-authored over 350 scientific articles. Dr. Ronco also serves on the editorial board of twelve scientific journals, is a director of three international scientific societies, and is recognized as being instrumental in the introduction of continuous hemofiltration and high flux dialysis in Europe.
The testing of the hemodialysis device is planned for October 2006, in London. The tests will be conducted in collaboration with Dr Andrew Davenport. Dr.

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Davenport is a consultant/Honorary Senior Lecturer for the Royal Free Hospital, London. Dr Davenport’s undergraduate career was at Cambridge University and King’s College Hospital. He became renal registrar at the Royal Liverpool University Hospital and undertook clinical research at St James’s University Hospital, Leeds. His laboratory research on peritoneal inflammation was done at KRUF, Cardiff. He became senior registrar in Bristol and then consultant/honorary senior lecturer at the Royal Free Hospital, London. The test will be administered on 6 patients for 8 hours with version 1.2 which is lighter and more ergonomic than version 1.1.
Conducting human studies in Europe allows Xcorporeal to file an investigational device exemption (IDE) with the FDA which will expedite the US human trial approval. The Company is in the process of submitting an IDE with the FDA for permission to conduct phase two of the ultrafiltration device human studies in the US. Xcorporeal also plans to apply for an FDA approval to conduct phase two of the human studies for the hemodialysis device after the completion of studies in London in October 2006.
In view of the very positive results of the Italian trial, the Company has come to the conclusion that the technology can be easily converted into hospital versions of the treatment of fluid overload and a hospital, CRRT machine in a much faster time frame than the wearable forms. While FDA approval is expected for the wearable devices in a little over three years, the Company believes that the CHF intensive care device, which is eligible for 510(k) approval, could be ready to market in less than two years while the hospital renal failure product could be ready in less than three years.
5.4 US Market Milestones
The following milestones are planned for each device for the remainder of 2006 through 2011 for the US market:

	Start														Jul	Jul
Task	Date	Finish	Duration	9/06	10/06	11/06	12/06	1/07	2/07	3/07	4/07	5/07	6/07	7/07	2008	2009

Acute CHF:
Product Development	9/06	6/07	9 months
Clinical trials	6/07	9/07	3 months
FDA clearance	9/07	6/08	9 months

Acute Renal:
Product Development	9/06	11/07	15 months
Clinical trials	11/07	2/08	3 months
FDA clearance	2/08	5/09	15 months

Wearable CHF:
Product Development	9/06	2/08	18 months
Clinical trials	2/08	8/08	6 months
FDA clearance	8/08	11/09	15 months

Wearable Artificial Kidney:
Product Development	9/06	2/08	18 months
Clinical trials	2/08	8/08	6 months
FDA clearance	8/08	11/09	15 months

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5.5 European Market Milestones
The following milestones are planned for the hospital care devices for the remainder of 2006 through 2011 for the European market:

	Start														Jul	Jul
Task	Date	Finish	Duration	9/06	10/06	11/06	12/06	1/07	2/07	3/07	4/07	5/07	6/07	7/07	2008	2009

Acute CHF:
Product Development	9/06	6/07	9 months
Clinical trials	6/07	9/07	3 months
FDA clearance	9/07	12/07	3 months

Acute Renal:
Product Development	9/06	11/07	15 months
Clinical trials	11/07	2/08	3 months
FDA clearance	2/08	5/08	3 months

Wearable CHF:
Product Development	9/06	2/08	18 months
Clinical trials	2/08	8/08	6 months
FDA clearance	8/08	2/09	6 months

Wearable Artificial Kidney:
Product Development	9/06	2/08	18 months
Clinical trials	2/08	8/08	6 months
FDA clearance	8/08	2/09	6 months

5.6 Intellectual Property
Dr. Victor Gura completed the conceptual design of the wearable artificial kidney in September 2001. Dr. Gura and his core engineering team solved three key challenges that have historically impeded the viability of a wearable artificial kidney. These challenges include the development of:
•	An efficient blood and dialysate circulation circuit that minimizes the amount of power consumption;

•	A dialysate regeneration system that minimizes the amount of dialysate required to efficiently cleanse the blood;

•	An ergonomic design of components which would enable patients to continuously wear the device comfortably and unobtrusively 24 hours per day, 7 days per week.
The Company protects its proprietary rights from unauthorized use by third parties to the extent that its proprietary rights are an essential element of the Company’s business. The policy of Xcorporeal is to file patent applications and to protect technology, inventions and improvements to inventions that are commercially important to the development of the Company’s business.
As of June 2006, Xcorporeal has two relevant US patents published and two applications pending. The Company also has four other corresponding international patent applications pending based on the Company’s discoveries, including those relating to the wearable artificial kidney and CHF technology. There is another patent published in Europe for the wearable artificial kidney. The Company is in the process of filing an additional international patent application based on the US patents.
On November 1, 2005 the US Patent Office issued the main patent covering the wearable artificial kidney technology, as US Patent No. 6,960,179. In May of

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2004 the US Patent Office published the main patent covering the CHF device: “Wearable Ultrafiltration Device.” The crux of all devices is the proprietary pump which allows the devices to filter excess toxins and/or fluids in such an efficient manner that the technology can be reduced in size for the first time into wearable, battery-operated devices. The US patent for this part was filed in June 2006 and is still pending at this time. Additionally the application for the method of installing and servicing the devices, which will prevent entry into the wearable market, was filed in August 2006 and is also still pending at this time. A patent specifically protecting the component of the platform technology that contains the cartridge comprising the disposables, is currently being reviewed for filing. Lastly, the Company is looking into the possibility of filing a patent for the catheter to protect its unique characteristics that enable it to work with wearable devices.
Xcorporeal also relies on trade secret, employee and third-party non-disclosure agreements and other protective measures to guard its intellectual property rights pertaining to products and technology. The Company currently utilizes the services of the law firm of Jenkens and Gilchrist as the Counsel to prosecute its patents, and provide the necessary expertise to protect its intellectual property.
5.7 Research & Development
Xcorporeal intends to continue its research and development efforts, with goals that include but are not limited to:
•	Improving the chemicals used in the dialysis process; the current chemicals have been used for decades. Management believes that new chemicals that last longer and can be used in small quantities would further reduce the cost and weight of its product.

•	Developing software that allows physicians to customize the function of the device to meet the specific dialysis needs of each patient.

•	Adapting the technology underlying the wearable artificial kidney to other medical uses. Management believes that this technology is a platform for a number of other devices that can be used to treat other diseases and it would offer substantive value propositions for patients and healthcare providers (see Appendix D).

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6. COMPETITION
The major competitors for the Xcorporeal platform technology are those companies manufacturing and selling dialysis equipment and supplies. Xcorporeal will compete with these companies in the critical care markets as well as the wearable application markets. The wearable artificial kidney will also compete with dialysis clinics in treating ESRD patients.
The following table is a summary of the publicly available market capitalization and annual revenue figures for the largest competitors which are discussed below:

		Annual
$ in Millions	Market Value	Revenue
Baxter	$24,950	$9,800
Fresenius	12,470	6,800
Gambro	* 5,000	2,000
DaVita	5,500	3,000
AKSYS	27	3
NxStage	225	8
Nephros	19	3

*	Purchase price for Gambro in June 2006
6.1 Dialysis Equipment & Supplies Providers
Due to the similarity in product functionality, many dialysis equipment providers’ devices can be used to treat chronic and hospital renal care as well as fluid overload CHF patients. However, none of the products offered by these companies addresses the patient and systematic problems of contemporary dialysis.

CRRT Market Share, 2005	Hemodialysis Market Share, 2005

Gambro is the main competitor in offering continual renal replacement therapy commanding a 52% market share in the CRRT market and 20% in the hemodialysis market. Gambro’s main product, Prismaflex, is an integrated pump system used in intensive care settings. However, in January 2006, the FDA issued an import alert, which calls for the detention of Prismaflex. Dialysis

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products represent approximately 70% of revenues. In 2005, Gambro entered into an agreement with Baxter whereby Baxter would sell and distribute Gambro HD machines and disposables. Also in 2005 DaVita entered into an agreement with Gambro to purchase a substantial portion of its dialysis product supply requirements from Gambro Renal Products, Inc. during the next ten years. However, the agreement was terminated in May 2006 due to Gambro’s recent FDA import alert on its Prismaflex device. Gambro generates $2.0 billion in sales annually (after divested US dialysis clinics) and is based in Sweden. Gambro had been publicly traded until May 31, 2006 when it was purchased by Indap AB (a buy-out vehicle which is 51% owned by leading Scandinavian private equity group EQT, and 49% by Stockholm-based listed company Investor AB) in a public cash offer of $5 billion.
Baxter International: Baxter is a leader in providing products for peritoneal dialysis. During 2005 Baxter ceased its manufacturing of HD machines and entered a distribution and promotion agreement to sell and distribute Gambro’s hemodialysis machines and directly related disposables. Baxter generated $9.8 billion in revenues during 2005, of which its renal products and services division generated $2 billion. In the CRRT and Hemodialysis markets, Baxter has a 10% and 7% market share respectively. Baxter is publicly traded on the NYSE under the symbol BAX and has a market capitalization of $24.95 billion (as of May, 2006).
B. Braun: Based in Germany, Braun offers a range of renal products, from stations for hemodialysis and continuous renal replacement therapy to disposable supplies for hemodialysis and peritoneal dialysis. Braun is a privately held company with over 28,000 employees and a 7% market share in the CRRT market.
Fresenius Medical Care (FMC): FMC is the global leader in both the provision of dialysis care and the manufacturing of dialysis products. In 2005, FMC generated $6.8 billion in revenues, of which, $1.9 billion was from sales of its dialysis products. With market shares of 34% and 7% for Hemodialysis and CRRT respectively, FMC is a publicly traded company with a market capitalization of $12.47 billion and based in Germany.
Aksys: Aksys has developed a home dialysis machine that is easy to use and eliminates the need to visit a clinic for regular treatment. This personal hemodialysis machine is priced at $40,000 and weighs 250 lbs. The Aksys machine is designed to provide intermittent non-continuous dialysis and is aimed to be used daily at the patient’s home. Furthermore, the high cost of this device often makes it suitable only for private pay patients. Aksys is publicly traded on the Nasdaq and has a market capitalization of $27.2 million (as of May 2006). With 10% of the home dialysis market share, Aksys generated $2.7 million in revenue in 2005.
NxStage: A spinoff of Vasca, Inc., NxStage received FDA approval in July, 2003 for an easy to use and portable (breadbox sized) hemofiltration device, System One for use in treating renal failure and fluid overload in hospitals and medical centers. The FDA cleared the device for dialysis in the home in June, 2005. Its device has been adapted to treat chronic ESRD patients and critical

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care patients with acute renal failure and fluid overload due to CHF. NxStage brought its product to market with venture funding of approximately $40 million. Its hemofiltration device can be used in the home to treat ESRD (suggested dialysis session of one hour daily) and until recently required approximately 15 liters of sterile fluid each day (versus 0.375 liters with the Xcorporeal device). NxStage introduced a new product alternative to replace this dialysate, Pureflow, in June 2006. Pureflow is an accessory to the System One that prepreares dialysate from tap water in the patient’s home. However, this process takes six hours to make a three day supply. Additionally, the device is not wearable (weighs 70 lbs. versus 3 lbs. for the Xcorporeal device) and depends on electrical supply from a wall outlet. Furthermore, the Xcorporeal device allows for continuous dialysis which offers the patient improved health results over daily dialysis for one hour. NxStage is publicly traded on the Nasdaq (NXTM) and has a market capitalization of $225 million (as of May, 2006) and annual revenue of $8.4 million.
Renal Solutions: Renal Solutions was granted FDA approval in June 2005 to begin marketing its hemodialysis system that improves upon many shortcomings of contemporary dialysis stations. Two of the main improvements are that the system uses drinking water (not specially treated, purified water) and is transportable. Despite the improvements, this product remains 110 lbs and requires 6 liters of water, it depends on wall outlets for its electrical supply, it is not wearable and does not increase dialysis time. Furthermore, the cost is $35,000 per machine. Renal Solutions has raised $43 million in equity through a range of venture capitalists and angel investors.
RenaMed Biologics: Formerly Nephros Therapeutics, this startup is leveraging technology developed at the University of Michigan, and attempting to create a bioartificial kidney. RenaMed Biologics is presently targeting the acute renal failure market with its renal assist device. It is most likely to be utilized in critically ill patients in an with Acute Renal Failure. This device contains two cartridges, one of which is a standard hemofiltration cartridge and the other is a cartridge containing renal proximal tubules (live kidney cells grown from stem cells). The firm has completed phase II of human studies in 2005 and subsequently received fast track designation from the FDA. Potentially, the RenaMed bioreactor could be used in conjunction with the Xcorporeal wearable artificial kidney.
Nephros: Founded in 1997 by scientists from Columbia University, this company is introducing an innovative filter (to be used with other providers’ dialysis equipment) that will remove harmful substances in the blood that are missed by current technology. The Nephros dialysis filter, which received 510(k) clearance by the FDA in June, 2005 could potentially be used by Xcorporeal. Nephros is traded on the American Stock Exchange under the ticker symbol NEP and has a market capitalization of $19 million (as of May, 2006).

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6.2 CHF Hemofiltration Equipment Providers :
In addition to several of the aforementioned dialysis equipment providers, the following companies offer hemofiltration products for use only in treating CHF patients:
TransVivo: TransVivo has developed a catheter that provides slow, continuous ultrafiltration of plasma. This device would work in conjunction with hemofiltration systems in intensive care units, with potential development into a portable unit. However, presently the company is focused on addressing acute fluid overload in the congestive heart failure market. Transvivo received FDA approval in 2004 to begin clinical investigation in Congestive Heart Failure patients.
CHF Solutions, Inc.: CHF Solutions is a privately held manufacturer of medical devices for cardiac care and developer of aquapheresis therapy. The Aquadex FlexFlow Fluid Removal system was launched in April, 2005 and would be a direct competitor to the Xcorporeal device. It is a portable, mechanical pump/ultrafiltration system that can be used in conjunction with or instead of diuretic drugs. The cost of the CHF Solutions device is $20,000 plus disposables versus the lease price of the Xcorporeal device of $100 per month (plus disposables). The device is portable but not wearable. It can be battery operated up to 30 minutes, so it primarily depends on an electrical supply from a wall outlet unlike the Xcorporeal device which is entirely battery operated.
In January 2005, CHF Solutions completed a $22.9 million offering of its convertible, preferred stock. The proceeds were used to complete clinical studies of the Aquadex FlexFlow device and expand its marketing program for the Aquadex System. The largest investors were MPM Capital and SV Life Sciences.
6.3 Dialysis Clinics
Worldwide, there are 5,500 dialysis centers. Significant consolidation has occurred in the last decade, as industry leaders attempt to achieve economies of scale and leverage operation expertise. As can be seen above, Fresenius and Gambro have integrated vertically and now operate dialysis clinics and sell dialysis equipment / supplies. Today, the leading operators of clinics include the following companies:
Fresenius Medical Care (FMC): FMC is the global leader in both the provision of dialysis care and the manufacturing of dialysis products. FMC operates approximately 1,510 clinics in 23 countries, treating over 115,800 patients annually. In 2005, FMC generated $6.8 billion in revenues, with dialysis services accounting for approximately 70% of its revenue. In March of 2006, FMC acquired Renal Care Group for $3.5 billion. Renal Care Group was a dialysis service provider with $1.35 billion in annual revenues. FMC is based in Germany and publicly traded.

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Gambro Healthcare: Gambro was one of the leading global suppliers of dialysis services until it pleaded guilty to criminal felony charges related to Medicare fraud and was excluded from the Medicare program in December 2004. Subsequently, Gambro Healthcare divested its US dialysis clinics to DaVita for $3 billion in cash, but still operates clinics in other countries.
DaVita: DaVita serves 96,000 patients in 1235 outpatient clinics around the US. Additional patients are served via acute inpatient dialysis services provided in 850 hospitals around the US. DaVita acquired Gambro Healthcare in December 2004, and agreed to purchase a substantial portion of its dialysis product supply requirements from Gambro Renal Products, Inc. during the next ten years. DaVita generated 2005 revenues of $3.0 billion, is traded on the NYSE under the symbol DVA and has a market capitalization of $5.5 billion (as of May, 2006).
Summary of Competition Attributes
The key-differentiating characteristic of the Xcorporeal platform technology is its ability to provide continuous dialysis/filtration, with a wearable device that is battery operated and low cost. As seen below, this combination of attributes is unique among the product offerings of current and emerging suppliers of dialysis equipment.

		Acute		Acute	Continuous	Wearable/
	ESRD	Renal	CHF	CHF	Dialysis	Home Use	Battery	Price		Stage
Xcorporeal	Yes	Yes	Yes	Yes	Yes	Wearable	Yes	$		Human
Baxter	Yes	Yes	No	No	acute only	neither	No	$	$	FDA
Fresenius	Yes	Yes	No	No	acute only	neither	No	$	$	FDA
Gambro	Yes	Yes	No	No	acute only	neither	No	$	$	FDA
B Braun	Yes	Yes	No	No	acute only	neither	No	$	$	FDA
AKSYS	Yes	No	No	No	No	Home	No	$	$$	FDA
Renal Solutions	Yes	No	No	No	No	in trials for home use	No	$	$	FDA
NxStage	Yes	Yes	Yes	Yes	Yes	Home	No		—	FDA
RenaMed Biologics	No	Yes	No	No	Yes	neither	No		—	Human
CHF Solutions	No	No	Yes	Yes	—	Home	30 min	$	$	FDA
TransVivo	No	No	Yes	Yes	No	neither	No		$	Human

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7. Executive Team and Technical Advisors
7.1 Executive Team
Xcorporeal’s executive team comprises experienced individuals with proven track records. Below are biographies of the key team members:
Terren S. Peizer
Chairman of the Board of Directors (Executive)
Mr. Peizer was the Founder, Chairman, and CEO of Hythiam, Inc. Hythiam is a healthcare services company that licenses it’s intellectual property and provides proprietary administrative services to treatment providers in the substance dependence industry. Peizer founded and served as Chairman and CEO of Clearant, Inc., a biotechnology company that is a leader in pathogen inactivation solutions. Peizer has served as President and Vice Chairman of Hollis-Eden Pharmaceuticals and Chairman of the Board of Cray, Inc. — the supercomputing industry leader. He remains the largest beneficial shareholder of Cray, Inc. He also has been among the largest beneficial shareholders and senior executives at several other technology and biotechnology companies. He held senior executive positions with the investment banking firms Goldman Sachs, First Boston, and Drexel Burnham Lambert.
Dan Goldberger
President and Chief Operating Officer
Dan Goldberger has held senior management positions with large and small medical device companies for more than twenty five years. At Nellcor, Mr. Goldberger was the co-inventor of the Company’s flagship product and went on to manage the most profitable business segment. Nellcor was subsequently acquired by Mallinkrodt in a nine figure transaction. He was co-founder and President of Square One Technology, a respiratory gas analyzer business subsequently sold to a division of J&J. Ohmeda recruited Mr. Goldberger to manage a new business unit in Colorado in 1990 where he grew annual revenues from zero to $50M. In 1995, he was the co-founder and subsequently President of OptiScan, a VC financed diagnostics business.
From 1999 — 2004; Mr. Goldberger was President of the $250 million Medical Group of OSI Systems Inc. (NASDAQ: OSIS) which included Spacelabs, Dolphin, Osteometer and other product lines. He has been the CEO of Glucon Inc., a privately held glucose monitoring business; since 2004. Mr. Goldberger holds engineering degrees from MIT and Stanford. He is a co-inventor on 55 U.S. patents.
Dr. Victor Gura
Chief Scientific Officer and Chief Medical Officer
Dr. Gura is a physician who is certified by the American Board of Internal Medicine and by the Israel Council of Medical Specialties from Israel in Nephrology He has been a director of Medipace Medical Group, Inc., a medical group in Los Angeles CA, since 1980. He has been an attending physician at Cedars-Sinai Medical Center since 1984, and the medical director of Los Angeles

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Community Dialysis since 1985. Dr. Gura also serves as an Associate Clinical Professor at the UCLA School of Medicine.
Dr. Gura graduated from the School of Medicine, Buenos Aires University in 1966, completed his residency in internal medicine and nephrology in Israel, and was a fellow at the nephrology departments at Tel Aviv University Medical School and USC Medical Center. He served in the Israel Defense Forces and he retired with the rank of Lieutenant Colonel.
In the near term, the operations of Xcorporeal will continue to have a focus on research and development and clinical studies. However, as the commercial availability of the Company’s medical device approaches, Xcorporeal expects to augment its scientific team. In particular, individuals responsible for regulatory approval, sales / marketing, finance and manufacturing will be recruited over the next eighteen months.
7.2 Technical Advisors
Hans-Dietrich Polaschegg, Ph.D.
Dr. Polaschegg is an internationally respected scientist and authority on medical devices for renal care. He is best known as the architect of the dialysis equipment for industry leader Fresenius AG. In 1979 when Dr. Polaschegg was selected as Head of Research and Development Medical Systems Division of Fresenius AG, the company was struggling to achieve a defendable market position. Through the innovative engineering leadership of Dr. Polaschegg, Fresenius launched several new dialysis product lines and emerged as one of the dominant equipment suppliers to the dialysis community. Today, Fresenius generates annual revenues of $5.1 billion.
Since his departure from Fresenius AG in 1994, Dr. Polaschegg has served as a medical devices consultant to several organizations, including Xcorporeal.
Dr. Polaschegg is currently a sitting member of numerous Standard Committees for medical devices, and is currently the Chairman of the Standards Committee for dialysis products in the European Community. He is also is the author or co-author of over 100 patents and 84 publications, and a member of over a dozen biomedical and engineering societies.
Dr. Polaschegg holds a bachelor’s diploma and a Ph.D. in technical physics from the Technical University of Vienna in Austria.
Edmond Rambod, Ph.D.
Dr. Rambod is the Founder and CEO of BioQuantetics, a Los Angeles based firm that is developing advanced ultrasound-based diagnostic technology under a research grant from the Bowling-Pfizer Heart Valve Foundation. Dr. Rambod also serves as a technical consultant, and has completed projects for Baxter Healthcare, St. Jude Medical, TriFlo Medical and VenPro.

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Dr. Rambod possesses an extensive medical device background, and has conducted research at the California Institute of Technology (CalTech), Cedar-Sinai Medical Center, University of California — Los Angeles (UCLA) and the Israel Institute of Technology.
Dr. Rambod has presented several dozen conference papers and authored or co-authored over a dozen journal articles. In addition, he has served as an instructor at the Israel Institute of Technology.
Dr. Rambod obtained a Bachelor of Science in Chemical Engineering, a Masters of Science in Biomedical Engineering and a Doctorate in Medical Science, all from Technion — Israel Institute of Technology.
8. Licensing Agreement & Capitalization
The company has licensed the initial technology from a Dr. Victor Gura and affiliated entities. Xcorporeal , Inc. received a 99 year license in exchange for a minimum annual royalty of $250,000 and a maximum royalty rate of 8.5% of revenue.
Capitalization (pre-financing)
Xcorporeal, Inc. (formerly known as Pacific Spirit, Inc.):

	Preferred Stock	Common Stock
	($0.001 par value)	($0.001 par value)
Total Authorized:	10,000,000	100,000,000

Reserved under Option Plan		2,000,000

Issued and Outstanding:			Percentage:

Consolidated National, LLC		9,600,000	96%
Public pre-financing		400,000	4%

Total	0	10,000,000
9. RISKS
Competition
Risk: The Company competes directly and indirectly with other businesses, including businesses in the dialysis industry. In many cases, these competitors are larger and more firmly established than Xcorporeal. In addition, many of such competitors have greater marketing and development budgets and greater capital resources than the Company. Accordingly, there can be no assurance that Xcorporeal will be able to achieve and maintain a competitive position in these industries.

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Mitigation: Management believes that features, benefits and pricing of its wearable artificial kidney, hospital CHF and renal devices and wearable CHF device will generate substantial interest among patients with end-stage renal disease, CHF and acute renal failure and their doctors. In addition, the potential savings to the payors and especially to the Federal Government are of such magnitude that it is hard to believe that the Government will resist embracing our technologies. As discussed above, a wearable artificial kidney would dramatically improve the quality of life for virtually every patient currently undergoing dialysis treatment while the CHF devices will do the same for patients with stage III and IV CHF suffering from fluid overload.
Kidney Transplant Innovations
Risk: The introduction of an innovation that increases the number of kidneys available for transplant would substantially decrease the incidence of patients requiring dialysis. Possible paths to this innovation would include the advancement of porcine transplants for use in humans.
Mitigation: In the unlikely event that innovations do allow large numbers of transplants to occur in the near future, Management believes that there will remain a significant percentage of the ESRD population that will require some form of dialysis.
Artificial Pancreas
Risk: The introduction of a suitable artificial pancreas would notably reduce the incidence of advanced diabetes, and therefore lessen the number of diabetics whose medical condition causes end-stage renal disease. Approximately 40% of people suffer from ESRD as a direct result of complications from diabetes.
Mitigation: The Company supports the advancement of all medical technology that prolongs and improves quality of life. In the event that an artificial pancreas was commercially available and many of those with diabetes no longer developed ESRD, the pool of patients requiring dialysis would remain substantial. In addition to diabetes, kidney failure is often caused by inherited disorders, prolonged hypertension or the long-term use of certain medications.
Ventricular Assist Devices
Risk: Advances in the ventricular assist device (VAD) market would allow VADs to become more of a mainstream treatment than CHF patients in the final stages. While the devices are currently used only in bridge-to-transplant or as a temporary solution, advances in this field are aimed to allow for the use of VADs as a destination, or long-term, therapy.
Mitigation: Despite the advancements being made, VADs are still viewed as a last resort for end-stage heart failure due to cost prohibitions and risks associated with the surgical procedure required to implant the device.

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10. APPENDIX A: ARTICLE — “THE HIGH COST OF KIDNEY FAILURE”
Available upon request.
11. APPENDIX B: ARTICLE — “DIALYSIS POPULATION DYNAMICS”
Available upon request.
12. APPENDIX C: PATENTS
Xcorporeal has been granted the following relevant patents by the US Patent & Trademark Office:
Patent #1: 20050101901 Wearable continuous renal replacement therapy device
Patent #2: 20040254514 Wearable ultrafiltration device
The following patents have pending applications that have been published by the US Patent & Trademark Office:
Patent #5      Dual-ventricle pump cartridge
The Company has also filed two additional patents, as well as the international equivalents of the above patents.

13. APPENDIX E: ABSTRACT — AMERICAN HEART ASSOCIATION

Wearable Ultra filtration Device for Continuous Fluid Removal in Fluid Overload is Safe and Efficient in Animals.
Victor Gura, Cedars Sinai Medical Center, UCLA. The Geffen School of Medicine, Los Angeles, CA; Edmond Rambod, Carlos Ezon, National Quality Care Inc., Los Angeles, CA; Masoud Beizai, National Quality Care Inc., Los Angeles, CA
Fluid removal by continuous or intermittent ultrafiltration is an effective way of treating class III and IV CHF. Currently this is done only on hospitalized patients. The aim of this study was to test in animals the safety and efficiency of a miniaturized device that can be worn as a belt and provide continuous, slow flow ultrafiltration, 24 hours a day, 7 days a week in ambulatory patients.8 pigs were made anuric by ligation of the ureters. Next day the animals were anesthetized and a double lumen catheter was inserted in a jugular vein. The animals were continuously ultra filtered for 8 hours using a battery-operated device consisting of a hemofilter made of hollow fiber Polysulfone capillaries and a blood pump. A solution containing heparin was continuously infused into the blood circuit from a reservoir built into the belt by a volumetric micro pump at 2 ml/hr. The device weights less than 2.5 pounds. The amount of fluid removed from the plasma was controlled by another volumetric micro pump removing 0 to 700 ml/hr. The average blood flow was 44 ml/min and the average fluid removal was 100 ml/hr. The average amount of Sodium removed was 7.2 grams in 8 hours. No complications were observed. We conclude that a wearable continuous ultrafiltration device can safely remove fluid and sodium in such amounts that would prevent fluid overload in CHF. This treatment would eliminate the need for salt restriction and significantly reduce the need for numerous drugs and hospitalizations in CHF patients. Further studies are needed to confirm these conclusions in human subjects and to validate outcome improvement with this device in CHF patients.

14. APPENDIX F: ABSTRACT — AMERICAN SOCIETY OF NEPHROLOGY
Prolonged or daily dialysis offers many benefits but is difficult to implement due to financial and logistic limitations. CRRT devices allow the delivery of dialysis therapies 24/7 but are not suitable for ESRD patients. Thus, the need for a miniaturized ambulatory CRRT device that patients can wear 24 hrs a day, 7 days a week.
The purpose of this study was to determine the feasibility, safety and efficiency of such a wearable artificial kidney that can be ergonomically adapted to be worn as a belt. 12 pigs underwent surgical ligation of the ureters. Next day they were anesthetized and dialyzed for 8 hours using a double lumen catheter, with a device that can be battery operated, worn as a belt and weights less than 5 lbs. A dialyzer weighing less than 100 grams made of hollow capillary fibers with a surface area of 0.2 sqm was used. The dialysate was continuously regenerated by a series of cartridges containing several sorbents allowing the use of approximately 375 ml of dialysate. The device includes reservoirs with heparin and supplemental electrolytes such as Ca, Mg, Sodium Bicarbonate etc., and volumetric micro pumps that deliver 0.5 to 3 cc per hour to the blood or the dialysate circuit. Fluid removal was changed arbitrarily using a volumetric micro pump at flow rates ranging between 0 and 700 ml per hour with an average rate of 100 ml/hr.
The animals were divided in 2 groups:
Group I: 6 pigs (weight 74.9±1.2 kg) were dialyzed with a blood flow of 44 ml/min.
Group II: 6 pigs (weight 47.9±1.7 kg.) were dialyzed with a blood flow of 75 ml/min.

Results	Group I	Group II	(mean±st dv)
Effective Urea clearance	24.3 ± 1.4	23.9 ± 3.5	[mL/min]
Effective Creatinine clearance	25.5 ± 1.4	24.7 ± 3.2	[mL/min]
Total Urea removed	12.7 ± 2.8	12.0 ± 2.9	[g]
Total Creatinine removed	0.9 ± 0.2	1.0 ± 0.1	[g]
Total Phosphate removed	0.8 ± 0.2	0.84 ± 0.4	[g]
Total Potassium removed	71.9 ± 13.3	89.1 ± 25.7	[mmol]
Extrapolated stdKt/V(urea)	5.4 ± 2.4	8.4 ± 1.5	[mL/(L*week]
No side effects attributable to the device were observed.
In conclusion, a miniaturized, wearable CRRT device can be safely operated and provides 168 hr/week of dialysis as opposed to the 9 to 12 hr/week currently given, while reducing cost and manpower utilization. This would allow for all the advantages of daily dialysis while actually reducing the cost of the treatment. It is hoped that this will also reduce the morbidity and mortality of the ESRD population.

15. APPENDIX G: ABSTRACT — AMERICAN SOCIETY OF NEPHROLOGY
Friday, November 11, 2005, 4:40 PM
[F-FC005] Pulsatile Blood and Dialysate Counter Phase Flows, Increased Sorbent Capacity and a High Flux Membrane Explain the High Efficiency of the Wearable Artificial Kidney (WAK).
Victor Gura, Masoud Bezai, Carlos Ezon, Hans Dietrich Polaschegg Medicine, Cedars Sinai Medical Center. UCLA Geffen School of Medicine, Los Angeles, CA; National Quality Care Inc., Beverly Hills, CA
The WAK may be the best way of providing cost effective CRRT in ESRD. A battery-operated WAK with a pulsatile shuttle counter-phase flow pump, micropumps for heparin, electrolytes and ultrafiltration, a dialyzer and a 680 gr sorbent system, delivers a Creatinine clearance of 25 ml/min and a Urea clearance of 24 ml/min. This study is aimed at clarifying the role of pulsatile blood and dialysate flow, and if a high flux dialyzer and 1Kg sorbent system can improve the WAK performance.
In-vitro studies with a pulsatile shuttle pump(22-140 BPM) or a roller pump (2.4-15 BPM), porcine blood as well as an aqueous solution containing urea, creatinine and Potassium were used.Hemophan and AN 69 hollow fiber dialyzers were compared. Control was non-pulsating flow induced by gravity. Flows rates were 20-125 and 30-135 ml/min for blood and dialysate. The measured pressures were 55-250 and 40-100 mmHg in blood and dialysate sides, respectively. In vivo studies in uremic pigs, were done with a WAK, a AN 69 dialyzer and 1Kg sorbent system.
The results of the in vitro studies are summarized in table 1.

Blood Flow ml/min	Clearance ml/min	Shuttle Pump	Roller Pump	Gravity
19+/-1.0	Urea	13+/-2.5	17+/-1.5	12+/-2.2
19+/-1.0	Creatinine	11+/-2.8	14+/-1.2	9+/-2.9
67+/-1.8	Urea	35+/-7.0	37+/-2.3	28+/-8.3
67+/-1.8	Creatinine	27+/-6.4	31+/-3.0	18+/-7.6
132+/-2.2	Urea	55+/-8.3	56+/-5.9	42+/-13.0
132+/-2.2	Creatinine	41+/-8.9	45+/-6.6	32+/-9.3
In the uremic pig model Urea/Creatinine clearances were 37/35.5 ml/min.
We conclude that pulsatile flow by either a shuttle or roller pump is superior to continuos flow.The shuttle pump of the WAK delivers pulsating flow which allows equivalent clearances to those of heavier and bulkier roller pumps. This may be due to enhanced mass transfer because of increased dialysate superficial velocity on the sorbent particles. Optimization of the WAK improved clearances in vivo by more than 30% compared to the previous WAK version.

16. APPENDIX H: ABSTRACT — AMERICAN SOCIETY OF NEPHROLOGY
The Wearable Artificial Kidney (WAK) Removes Beta 2Microglobulins (B2M) From Blood and Dialysate.
The efficient removal of B2Ms is an elusive goal of dialysis therapy. These mid molecules are considered a uremic toxin and a marker for uremic toxicity. Although high flux membrane use enhances their removal, their clearance is low and longer dialysis time seems to be necessary to reduce their plasma level. The WAK can afford 168 hours a week of treatment using a high flux membrane but no data are available on its ability to remove B2M since the capability of the WAK’s sorbent system to remove these molecules has not been studied.
These studies were conducted to elucidate whether the WAK has such capability. The WAK is a miniaturized hemodialysis machine that consists of a belt that can be worn around the body, a double channel pulsatile pump that can propel both blood and dialysate through the system using a 9 V battery, a small high flux dialyzer (AN 69 0.6 sqm membrane) and a series of sorbent cartridges that purify and regenerate the dialysate,
Normal human blood was dialyzed for 6 hours in vitro with a WAK and B2M levels were measured in the blood and dialysate entering and leaving the dialyzer.
Next, human spent dialysate from ESRD patients undergoing hemodialysis with high flux dialyzers was collected and circulated from a 70 liter reservoir through the WAK sorbent powder system without the dialyzer, using a pulsatile pump and cartridges containing urease, zirconium phosphate, zirconium hydroxide and activated charcoal. The content of B2M in this dialysate was 501, 1 mcg/l.
The initial amount of B2M in the normal blood pool was164 mcg (657 mcg/l) and after 6hrs of dialysis only 2 mcg (8 mcg/l) were left I in the blood reservoir. The B2M clearance was 78 ml/min in this in vitro study using a blood flow of 90.6 ml/min/
The amount of B2M removed over 6 hours from spent dialysate was 11800 mcg or 64.7 % of the B2M entering the sorbent system.
These data indicate that the WAK is capable of removing significant amounts of B2M from blood and dialysate. Since B2M are considered a marker of mid molecule uremic toxins and the removal of B2M is considered a desirable objective in the treatment of ESRD patients this study supports the notion that the WAK may become the treatment of choice for ESRD patients.

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